UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Louisiana-Pacific Corporation

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LOUISIANA-PACIFIC CORPORATION	Proxy Statement and
414 Union Street, Suite 2000	Notice to Stockholders of
Nashville, Tennessee 37219	Annual Meeting
(615) 986-5600	May 4, 2012

March 16, 2012

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Friday, May 4, 2012, at 9:30 a.m., local time, at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee. We look forward to personally greeting those stockholders able to be present.

At this year’s meeting, you will be asked to vote on the election of three directors, the ratification of the selection of LP’s outside independent auditor, and an advisory vote relating to executive compensation. Your Board of Directors unanimously recommends a vote for each of the three proposals. Action may also be taken on any other matters that are properly presented at the meeting.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are encouraged to vote as soon as possible according to the instructions in the notice you received by mail or in the proxy statement.

The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Richard W. Frost

Director & Chief Executive Officer

LP is a trademark of Louisiana-Pacific Corporation.

LOUISIANA-PACIFIC CORPORATION

414 Union Street, Suite 2000

Nashville, Tennessee 37219

(615) 986-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2012

The 2012 Annual Meeting of Stockholders of Louisiana-Pacific Corporation (“LP”) will be held at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee, on Friday, May 4, 2012, at 9:30 a.m. local time, to consider and vote upon the following matters:

1.	Election of three Class III directors.

2.	Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2012.

3.	Advisory vote on compensation.

Only stockholders of record at the close of business on March 5, 2012, are entitled to notice of and to vote at the meeting.

In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of LP’s Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at LP’s headquarters located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219, for the ten days preceding the meeting, by any LP stockholder for any purpose germane to the meeting.

Admission to the meeting will be by ticket. The notice you received in the mail regarding the meeting will serve as your admission ticket. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you wish to attend the meeting, you may also obtain an admission ticket by presenting proof of share ownership, such as a bank or brokerage account statement, at the meeting entrance.

/S/ MARK A. FUCHS
MARK A. FUCHS
Secretary

Nashville, Tennessee

March 16, 2012

Whether or not you expect to attend the meeting, please vote as soon as possible according to the instructions in the notice you received by mail or, if you requested a paper copy of the proxy statement, on your enclosed proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

TABLE OF CONTENTS

On written request, LP will provide, without charge, a copy of its Form 10-K Annual Report for 2011 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of LP’s Common Stock on March 5, 2012, the record date for the 2012 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in late March 2012. Requests should be mailed via first class U.S. postage to: Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

i

PROXY STATEMENT

Louisiana-Pacific Corporation, a Delaware corporation (“LP”), is soliciting proxies on behalf of its Board of Directors to be voted at the 2012 Annual Meeting of Stockholders (including any postponement or adjournment of the meeting). This proxy statement and the accompanying proxy card are being distributed to stockholders beginning on approximately March 16, 2012.

VOTING PROCEDURE

As allowed by rules and regulations of the Securities and Exchange Commission (the “SEC”), we are providing access to this proxy statement by Internet. You will not receive a paper copy of this proxy statement by mail unless you request it. Instead, you were sent a notice (the “Notice”) providing instructions on how to view this proxy statement and vote your proxy by Internet.

If you requested a paper copy of this proxy statement, a proxy card is enclosed for your use. To vote by mail, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States. You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors for Items 1, 2 and 3 listed in the Notice of Annual Meeting of Stockholders.

If you vote your proxy prior to the meeting, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of LP at any time before the meeting, (2) by voting in person at the annual meeting, or (3) by following the instructions in the Notice.

If shares are held for your account in the Automatic Dividend Reinvestment Plan administered by Computershare Trust Company, N.A., all your shares held in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account in the plan will not be voted.

Only stockholders of record at the close of business on March 5, 2012, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 137,509,429 shares of common stock, $1 par value (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading “Holders of Common Stock” below.

The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to LP except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

Banks and brokers acting as nominees for beneficial owners are not permitted to vote proxies with regard to Items 1 and 3 on behalf of beneficial owners who have not provided voting instructions to the nominee (a “broker non-vote”), making it especially important that, if you hold your shares in “street name,” you send your broker your voting instructions.

ITEM 1—ELECTION OF DIRECTORS

Nominees

Two of the three nominees listed below for the Class III director positions to be voted on at the meeting are currently members of the Board of Directors, and Mr. Stevens is a new nominee. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2015.

The Board of Directors has determined that each of the nominees named below (other than Mr. Stevens) has no material relationship with LP (either directly or as a partner, stockholder, officer or director of an organization that has a relationship with LP) other than his service as a director of LP, and is not disqualified from being independent under the listing standards adopted by the New York Stock Exchange (the “NYSE”). The continuing members of the Board of Directors unanimously recommend a vote for each nominee.

Archie W. Dunham	Nominee for Term Expiring 2015

Archie W. Dunham, age 73, became a director of LP in 1996. Until September 30, 2004, he was Chairman of the Board and a director of ConocoPhillips, an international, integrated energy company. He served in various senior executive positions with Conoco Inc., including most recently as Chairman, President and Chief Executive Officer, for more than five years prior to its merger with Phillips Petroleum Company in 2002. Mr. Dunham is currently a director of Union Pacific Corporation, and previously served as a director of Pride International, Inc. until it merged with Ensco PLC on May 31, 2011, and Phelps Dodge Corporation until it merged with Freeport-McMoran Copper & Gold Inc. The Board of Directors concluded that Mr. Dunham should continue to serve as a director based upon a number of considerations, including his prior performance as a director of LP, his familiarity with LP, his independence from LP, and his satisfaction of relevant criteria included in LP’s corporate governance principles. The Board also considered, in particular, Mr. Dunham’s leadership abilities and significant financial, investment and acquisition experience, including his experience in leading international operations and his ability to provide global political and economic perspectives and assist in assessing risk and global growth opportunities. Mr. Dunham serves as the Chair of the Finance and Audit Committee and as a member of the Compensation Committee and Executive Committee.

Daniel K. Frierson	Nominee for Term Expiring 2015

Daniel K. Frierson, age 70, became a director of LP in 2003. Mr. Frierson has been Chairman and Chief Executive Officer of The Dixie Group, Inc., a manufacturer and distributor of high-end carpet and rugs headquartered in Chattanooga, Tennessee, for more than 15 years. He is also a director of Astec Industries, Inc., and was previously a director of Wellman, Inc. The Board of Directors concluded that Mr. Frierson should continue to serve as a director based upon a number of considerations, including his prior performance as a director of LP, his familiarity with LP, his independence from LP, and his satisfaction of relevant criteria included in LP’s corporate governance principles. The Board also considered, in particular, Mr. Frierson’s operational experience in a specialty products based industry that sells into LP’s residential construction and repair/remodel customer base, his experience dealing with corporate governance, disclosure, investor relations and regulatory compliance matters, and his ability to assist in assessing risk and market influences. Mr. Frierson serves on the Nominating and Corporate Governance Committee and the Environmental and Compliance Committee.

Curtis M. Stevens	Nominee for Term Expiring 2015

Curtis M. Stevens, age 59, has been appointed by the Board of Directors to succeed Richard W. Frost as Chief Executive Officer of LP, effective May 4, 2012. Mr. Stevens has served as the Chief Operating Officer of LP since December 5, 2011, and prior to that date served as Executive Vice President Administration and Chief Financial Officer of LP since 2002 and Chief Financial Officer of LP since 1997. Prior to joining LP, Mr. Stevens served for 14 years in various financial and operational positions at Planar Systems, Inc. Mr. Stevens is also a director of Quanex Building Products, a publicly traded OEM for residential and commercial construction markets. Mr. Stevens holds a B.A. in Economics and an M.B.A in Management from the University of California at Los Angeles. The Board of Directors selected Mr. Stevens to serve as a director based upon a number of considerations, including his appointment as Chief Executive Officer of LP, his prior performance as an executive at LP, his long history and deep familiarity with LP’s financial and operational matters, and his satisfaction of relevant criteria included in LP’s corporate governance principles. The Board of Directors also considered, in particular, Mr. Steven’s expansive knowledge of the forest products industry in North America and South America, together with his knowledge and experience in finance, accounting, capital markets, information technology and international business operations. The Board also believes he will continue to be an effective liaison between the Board and management. It is anticipated that Mr. Stevens will be appointed to one or more committees of the Board of Directors upon his election to the Board of Directors.

Your shares represented by a properly completed and returned proxy card will be voted FOR the election of the three nominees named above unless authority to vote is withheld (Item 1 on the proxy card). If any nominee becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors. The three nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, the record holder fails to return a proxy, or a broker non-vote occurs, will not count in determining the total number of votes for each nominee.

Continuing Directors

The current members of the Board of Directors whose terms of office will continue beyond the 2012 Annual Meeting of Stockholders are listed below. The Board of Directors has determined that each continuing director named below has no material relationship with LP, either directly, or as a partner, stockholder, officer or director of an organization that has a relationship with LP, and is not disqualified from being independent under the NYSE’s listing standards.

Lizanne C. Gottung	Current Term Expires 2013

Lizanne C. Gottung, age 55, became a director of LP in 2006. Ms. Gottung has been Senior Vice President of Human Resources of Kimberly-Clark Corporation since 2002. She has held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly-Clark Corporation over the past 25 years. The Board selected Ms. Gottung to serve as a director based upon a number of considerations, including her experience in labor relations and human resources in a large publicly held corporation. The Board also believes that her extensive experience in leading, designing and implementing human capital strategies including compensation and benefits, both domestically and globally, talent management, diversity and inclusion, organizational effectiveness and corporate health services make her particularly well-suited to serve as a director of LP. Ms. Gottung is a member of the Environmental and Compliance Committee and the Compensation Committee.

Dustan E. McCoy	Current Term Expires 2013

Dustan E. McCoy, age 62, became a director of LP in 2002. Mr. McCoy has been Chairman and Chief Executive Officer and a director of Brunswick Corporation since December 2005. He joined Brunswick Corporation in September 1999 and has also served as Vice President, General Counsel and Corporate Secretary and President. In 1999 he was Executive Vice President of Witco Corporation, and prior to that served as Witco’s Senior Vice President, General Counsel and Corporate Secretary. Mr. McCoy is also a director of Freeport-McMoran Copper & Gold Inc. The Board selected Mr. McCoy to serve as a director because of his extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies. The Board believes that Mr. McCoy’s broad understanding of the operational, financial and strategic issues facing large global companies, his leadership and oversight in LP’s compliance matters, his leadership roles for companies producing both commodity and specialty products, and his valuable strategic advice to the Board and management in advancing LP’s interests make him particularly well-suited to serve as a director of LP. Mr. McCoy serves as Chair of the Environmental and Compliance Committee and as a member of the Nominating and Corporate Governance Committee.

Colin D. Watson	Current Term Expires 2013

Colin D. Watson, age 70, became a director of LP in 2000. Mr. Watson was President and Chief Executive Officer of Vector Aerospace Corporation from November 2003 until he retired in December 2004. Previously, he was Vice Chairman of the Board of Spar Aerospace Limited from December 1999 until his retirement from the Spar Aerospace board in January 2002. He also served as Chief Executive Officer and President and Chief Executive Officer of Spar Aerospace. From 1979 to 1996, Mr. Watson was President and Chief Executive Officer of Rogers Cable TV, Ltd. Mr. Watson is also a director of Rogers Communications Inc., and was previously a director of Arpeggio Acquisition Corporation and Rhapsody Acquisition Corp. The Board selected Mr. Watson to serve as a director because of his extensive financial and investment experience as well as his experience in operations in Canada. Mr. Watson is a citizen of Canada and he assists the Board in assessing the political and economic systems in Canada. The Board also believes that his significant financial and leadership capabilities obtained from his senior leadership roles in a publicly traded company, along with his various roles in a number of private companies, make him particularly well-suited to serve as a director of LP. Mr. Watson is a member of the Finance and Audit Committee and is the Chair of the Compensation Committee.

E. Gary Cook	Current Term Expires 2014

E. Gary Cook, age 67, became a director of LP in 2000 and was appointed Chairman of the Board of Directors on November 1, 2004. Mr. Cook has been Chief Executive Officer and Chairman of InEnTec Chemical, LLC, since 2006. Mr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation from 1996 until his retirement in 1999. Until 1996, he was President, Chief Operating Officer, and a director of Albemarle Corporation, he also served as Senior Vice President and director. Mr. Cook was previously a director of Trimeris Corporation. Mr. Cook was selected to serve as a director because of his leadership abilities and broad experience in specialty and commodity products. The Board also believes that Mr. Cook’s significant expertise in finance, capital markets and mergers and acquisitions, as well as his significant leadership capabilities in developing and maintaining a strong, diverse and independent Board with committees that work effectively to protect the integrity of the corporation as well as stockholder interests, make him particularly well-suited to serve as a director of LP. Mr. Cook serves as the nonexecutive Chairman, the Chair of both the Nominating and Corporate Governance Committee and the Executive Committee, and as a member of the Finance and Audit Committee.

Kurt M. Landgraf	Current Term Expires 2014

Kurt M. Landgraf, age 65, became a director of LP in 2005. Mr. Landgraf has been President and Chief Executive Officer of Educational Testing Service since August 2000. Prior to that, he was Executive Vice President and Chief Operating Officer of E.I. Du Pont de Nemours and Company (“du Pont”) where he previously held a number of senior leadership positions, including Chief Financial Officer. Mr. Landgraf is also a director of Corning, Inc. Mr. Landgraf was previously a director of IKON Office Solutions, Inc. He has chaired the National Pharmaceutical Council, United Way of Delaware, the Delaware Association for Rights of Citizens with Mental Retardation, and Delaware CarePlan. He recently completed a term as President of the National Consortium for Graduate Degrees for Minorities in Engineering and Sciences, Inc. Mr. Landgraf was selected to serve as a director because he possesses valuable financial expertise and operations skills and experience, represented by his positions as the Chief Financial Officer and Chief Operating Officer of E.I. Du Pont de Nemours & Company. His knowledge and skills also provide the Company significant experience with capital markets transactions and investment in both public and private companies. The Board also considered his prior experience with global industrial and technology-dependent businesses, which provides the Company with informed judgment and a unique history for risk assessment, that makes him particularly well-suited to serve as a director of LP. Mr. Landgraf serves on the Finance and Audit Committee and the Compensation Committee.

John W. Weaver	Current Term Expires 2014

John W. Weaver, age 66, became a director of LP in February 2010. Mr. Weaver served as President and Chief Executive Officer of Abitibi-Consolidated, Inc., from 1999 until it merged with Bowater, Inc. in

October 2007, at which time he became the Executive Chairman of AbitibiBowater, Inc. Mr. Weaver resigned as Executive Chairman of AbitibiBowater, Inc. as of February 1, 2009 and from the Board of AbitibiBowater, Inc. as of October 31, 2009. AbitibiBowater, Inc. filed for protection and reorganization under the Bankruptcy laws of Canada and the United States in April 2009 and emerged in December 2010. Mr. Weaver held a number of senior executive positions in operations and sales prior to being appointed President and Chief Executive Officer of Abitibi-Consolidated, Inc. and has over 30 years of experience in the forest products industry. Mr. Weaver was a member of the Abitibi-Consolidated, Inc. board of directors, and has been the chair of both the Forest Products Association of Canada and FP Innovations and a director of the U.S. Endowment for Forestry and Communities. The Board believes that Mr. Weaver’s valuable operational expertise in the forest products industry as well as the political, regulatory, and economic perspective his Canadian forest products experience can provide, make him particularly well-suited to serve as a director of LP. Mr. Weaver serves on the Nominating and Corporate Governance Committee and the Environmental and Compliance Committee.

Principles of Corporate Governance

Strong corporate leadership of the highest ethics and integrity has long been a major focus of LP’s Board of Directors and management. The key tenets of LP’s corporate governance principles include the following:

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A majority of the directors and all members of the Finance and Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. To be considered independent under the corporate governance principles, a director must meet applicable standards imposed by the SEC and the NYSE, as well as additional requirements. The additional requirements are that the director: (1) is free of any relationship that may interfere with the exercise of his or her independent judgment as a director, and (2) has not been an officer or employee of LP (including its subsidiaries or affiliates) at any time in the past five years. The Board has determined that each current director other than Mr. Frost is independent under these standards. The two committees on which Mr. Frost serves are the Executive Committee and the Environmental and Compliance Committee. LP’s independence standards are available on its website together with the rest of the corporate governance standards, as summarized below.

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LP separated the position of Chairman of the Board and Chief Executive Officer in 2004 in order to more clearly distinguish the roles and duties of each position and enhance the independence of the Board. As a result, the Chairman of the Board has been designated to preside at Board meetings and executive sessions so long as he or she is an independent director. In the Chairman’s absence, the Board would designate another independent director to preside at these meetings.

•	The independent directors meet in executive session without management present in connection with each quarterly Board meeting.

•	Following any material change in employment or business association, a director must tender his or her resignation for consideration by the Board, which may choose not to accept it.

•	Directors must retire as of the date of the next annual meeting of stockholders after attaining age 75.

•	Directors are provided with orientation and continuing education opportunities relating to performance of their duties as directors.

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The composition, structure, purpose, responsibilities and duties of each of the standing Board committees other than the Executive Committee are set forth in written charters approved from time to time by the Board.

•	The Board and Board committees have authority to engage outside advisors, including outside legal counsel, who are independent of management to provide expert or legal advice to the directors.

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The Nominating and Corporate Governance Committee oversees annual evaluations of the effectiveness of the Board and operations of Board committees, and communicates the results of these evaluations to the full Board.

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LP has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees and a separate Code of Ethics for Senior Financial Officers, including the Chief Executive Officer, which relates to conflicts of interest and full, fair and accurate financial reporting. The Code of Business Conduct and Ethics addresses, among other matters, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, legal and regulatory compliance, and reporting of illegal or unethical behavior. Waivers of either code with respect to directors and executive officers may be made only by the Board or a Board committee to which this responsibility is delegated, and will be promptly disclosed to LP’s stockholders by posting on LP’s website at www.lpcorp.com. In 2010, there were no waiver requests.

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LP’s Chief Executive Officer is responsible for maintaining a succession planning process with respect to top management positions and to report to the Board annually regarding specific assessments and recommendations.

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The Board has adopted stock ownership guidelines for both outside directors and executive officers. The guidelines specify target amounts of share ownership. Each outside director is expected to acquire and hold a number of shares equal in value to five times the regular annual cash retainer for directors within five years of joining the Board. All current independent directors meet the guidelines. The guidelines for executive officers are discussed under the heading “Additional Policies and Guidelines Affecting Executive Compensation” starting on page 33.

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LP’s Insider Trading Policy prohibits LP’s directors, executive officers, senior management and certain other key managers from engaging in hedging or speculative transactions involving LP common stock, including buying or selling put or call options or entering into forward sale contracts.

Current copies of LP’s corporate governance principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on LP’s website at www.lpcorp.com by clicking on “About LP,” then “Investor Relations,” then “Corporate Governance.” Any amendments to either code will also be posted at www.lpcorp.com. Copies of any of these documents may also be obtained free of charge by writing to Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite  2000, Nashville, Tennessee 37219.

Leadership Structure and Oversight of Risk

Board Leadership Structure

The Board has nine members with a diverse set of skills and experiences. All of the members, except the Chief Executive Officer, are independent. In 2004, the Board determined, for the purpose of enhancing the Board’s independence and effectiveness, that it was in the best interests of LP and its stockholders to separate the Chairman position from the CEO. An independent director, Gary Cook, was elected by the Board to be the nonexecutive Chairman. The Board continues to also have full access to the experience and insight of the CEO, as he is a member of the Board. If in the future, the Board determines that it is then in the best interests of LP and its stockholders to combine the Chairman and CEO positions, it will disclose its reasoning for modifying this structure.

The Chairman’s duties include: preparing agendas for Board meetings in consultation with other directors and management; chairing meetings of the Board and executive sessions of the independent directors; chairing meetings of the Executive Committee; leading the independent directors in periodic reviews of the performance of the CEO; keeping directors informed by timely distribution of information; serving as liaison between independent directors and the CEO; and recommending independent outside advisors who report directly to the Board on material issues.

Oversight of Risk

The directors are elected representatives of the stockholders and act as fiduciaries on their behalf. In performing its general oversight function, the Board reviews and assesses LP’s strategic and business planning as well as management’s approach to addressing significant risks. While the full Board meets at least quarterly, it has delegated much of its risk oversight activities to various committees (discussed below). All committees report directly to the Board regularly and all committee minutes are distributed for review by the entire Board. Additionally, the Board and committees are authorized to retain independent advisors, including attorneys and other consultants, to assist in their oversight activities.

As set out in LP’s Corporate Governance Principles, it is the responsibility of the CEO, and of senior management under the CEO’s direction, to operate the business of LP on a day-to-day basis in a competent and ethical manner to produce value for the stockholders, and to regularly inform the Board of the status of LP’s business operations. Management’s responsibilities include strategic planning, preparation of annual operating plans and budgets, risk management and financial reporting. The Board fulfills its oversight responsibilities as set out in the Corporate Governance Principles on behalf of the stockholders and in furtherance of LP’s long-term health. The Board’s role does not involve managing the daily complexities of business transactions. The current leadership structure provides directors with significant information related to risks faced by LP, as well as an opportunity to synthesize, discuss and consider these risks independent of management and to provide guidance to management.

As part of its oversight responsibilities, the Board and its committees are involved in the oversight of risk management of LP. It does so in part through its review of findings and recommendations by LP’s Risk Management Council, the participants of which are executives and/or functional department leaders in the areas of Risk Management, Finance, Audit, Legal, Environmental, Product Quality, and Compliance, all of whom supervise day-to-day risk management throughout LP. The purpose of the Risk Management Council is to help the CEO assess the effectiveness of LP’s handling of financial and business risks. The Board or its committees have direct access to financial and compliance leaders on a quarterly basis or as needed. Further, LP’s Treasurer and Risk Manager periodically presents to the Finance and Audit Committee, or the Board, a comprehensive report as to the Council’s risk mapping efforts, as well as management’s efforts to mitigate and transfer risk.

The Board committees consider the risks within their areas of responsibilities under each of their charters. The Finance and Audit Committee considers operational and financial risk on a quarterly basis and reviews various guidelines for cash, credit and liquidity measures. It also reviews risks related to financial disclosures and reporting and reviews the audit risk assessment identifying internal controls and risks that affect the audit plan for the coming year. The Nominating and Corporate Governance Committee reviews the various regulatory changes and trends related to corporate governance, including Board member selection and maintaining appropriate corporate governance principles and guidelines, as well as conducting annual evaluations to assess Board and committee effectiveness. The Environmental and Compliance Committee reviews quarterly each compliance function and considers the various allegations, disciplinary actions and training statistics, and annually reviews the entire ethics program and any waivers of the program. The Compensation Committee reviews LP’s overall compensation programs and their effectiveness at linking executive pay to long-term performance, as well as aligning the interests of management with stockholders. Each director is informed of the oversight activities of each committee through regular reports by the Committee Chairs to the entire Board.

Board and Committee Meetings

During 2011, each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served during his or her tenure on the Board or such committees. The Board of Directors held four regular quarterly meetings in 2011. LP does not have a policy regarding attendance by directors at the annual meeting of stockholders. In 2011, five of nine directors attended the annual meeting.

The Board’s committees and membership on each committee as of March 16, 2012, are set forth in the table below. Except as otherwise noted, each committee member also served as shown in the table throughout 2011. Each committee shown below other than the Executive Committee has a written charter delineating its membership, duties and functions. Copies of the charters are available on LP’s website as described above under “Principles of Corporate Governance” and may also be obtained by writing to the address listed above.

Name of Director	Finance and Audit	Compensation	Nominating and Corporate Governance	Environmental and Compliance	Executive
E. Gary Cook	X		X*		X*
Archie W. Dunham	X*	X			X
Daniel K. Frierson			X	X
Richard W. Frost				X	X
Lizanne C. Gottung		X		X
Kurt M. Landgraf	X	X
Dustan E. McCoy			X	X*
Colin D. Watson	X	X*
John W. Weaver			X	X

X = Committee member; * = Chairman

Finance and Audit Committee

The Finance and Audit Committee (the “Audit Committee”) held six meetings during 2011. One of these meetings included an education and training session on financial, accounting and disclosure issues currently applicable to LP. In order to effectively perform its oversight responsibilities and duties, the Audit Committee holds separate sessions from time to time with LP’s management, internal auditors, and the independent auditor.

The Audit Committee has sole authority and responsibility to select, retain, oversee, and replace LP’s independent auditor and to approve its compensation. The Audit Committee is responsible for pre-approving all audit services and legally-permitted non-audit services. The Audit Committee reviews the annual audit plan of the independent auditor and performs an annual evaluation of the auditor’s qualifications, performance and independence. The Audit Committee also reviews reports by the auditor regarding discussions with management relating to critical accounting policies, alternative treatments of financial information under generally accepted accounting principles, and other significant accounting issues, the results of the audits and the quarterly and annual financial statements, the opinion to be rendered by the auditor in connection with LP’s audited financial statements, and its audit of internal control over financial reporting. The Audit Committee meets with the auditor to discuss any audit problems or difficulties and management’s responses. The Audit Committee is responsible for reviewing and discussing with the auditor all matters that are required to be reviewed and discussed with the auditor under applicable legal, regulatory and corporate governance rules.

The Audit Committee also oversees LP’s internal audit function and internal control systems, including reviewing LP’s internal audit plans, the scope, coverage and objectivity of the internal audits performed, and the adequacy and the effectiveness of certain internal legal compliance programs. The Audit Committee also oversees LP’s disclosure controls and procedures and internal controls over financial reporting, and its guidelines, policies and programs with respect to financial risk assessment and risk management. The Director of Internal Audit attends and regularly reports to the Audit Committee quarterly, as well as on an as-needed-basis, and also meets with the Audit Committee separate from management.

With respect to financial and financial reporting matters, the Audit Committee makes recommendations as appropriate to the Board of Directors regarding capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions, and investment and debt policies. The Audit Committee also reviews and discusses with management the status and potential financial implications of significant legal and tax matters, major issues regarding accounting principles, significant financial reporting issues, the effect of regulatory and accounting initiatives and off-balance sheet transactions on LP’s financial statements, the financial results to be included in LP’s reports filed with the SEC, and LP’s earnings press releases and other financial information provided to the public. Additionally, the Audit Committee regularly meets with the Corporate Treasurer, Risk Manager and General Counsel to review various credit, operational and legal/compliance risks and methods of risk mitigation, including insurance coverage and limits.

The Audit Committee is also responsible for reviewing transactions between LP and certain related persons as described under the heading “Related Person Transactions” on page 49. The Audit Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and various regulatory requirements and reports its findings to the Board.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee, Messrs. Cook, Dunham, Landgraf, and Watson, is financially literate, as that term is used in the NYSE’s listing standards, and an “audit committee financial expert,” as defined in the SEC’s rules and regulations. The Board of Directors has also determined that each member of the Audit Committee meets the independence requirements for audit committee membership mandated by the Sarbanes-Oxley Act of 2002 and incorporated into the NYSE’s listing standards.

Compensation Committee

The Compensation Committee, which met four times in 2011, exercises the authority of the Board of Directors with respect to the compensation of LP’s executive officers, including salaries, cash incentive compensation, equity-based compensation, deferred compensation, retirement benefits, and severance pay and benefits. It is responsible for administering LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”), as well as its Amended and Restated Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) with respect to awards to LP’s executive officers. In addition, the Compensation Committee administers LP’s other compensation and benefit plans covering officers and employees to the extent authorized under the terms of the plan or by action of the Board of Directors, including the participation in each plan by LP’s executive officers. Neither the Compensation Committee nor the Board, however, administers any ERISA or other pension plans.

The Compensation Committee is also responsible for making recommendations to the Board of Directors as to existing and proposed compensation and benefit plans. The Compensation Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and various regulatory requirements.

In order to ensure compliance with special rules affecting the deductibility of executive compensation under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the short-swing profit liability provisions of the federal securities laws, certain compensation decisions with respect to LP’s executive officers are made by a special subcommittee of the Compensation Committee. Presently, each member of the Compensation Committee is also a member of the subcommittee. The subcommittee is responsible for decisions relating to (1) performance goals associated with performance-based compensation, including under the Cash Incentive Plan, and (2) criteria for equity-based awards under the Stock Award Plan.

Under its charter, the Compensation Committee has the authority in its sole discretion to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. The Compensation Committee also has sole authority to terminate its consultants and to approve the fees and other terms of their engagement. The Compensation Committee has retained the firm of Frederic W. Cook & Co., Inc. (“Frederic Cook”) as the committee’s compensation independent consultant to assist the committee in the discharge of its responsibilities, and to provide such services to the committee in relation thereto as the committee may from time to time request.

The Compensation Committee approved a list of measures intended to ensure Frederic Cook’s status as an independent consultant to the committee, including that the consultant will report to the committee and have unrestricted access to the Chairman, the consultant will attend executive sessions with the committee, any services requested of the consultant by management are subject to prior approval by the Chairman, and the Chairman will receive a copy of all invoices sent to LP by the consultant.

A managing director of Frederic Cook generally participates in the Compensation Committee’s meetings, including the executive sessions. Frederic Cook provides advice to the committee regarding individual performance objectives for target awards to certain executive officers under the Cash Incentive Plan, the composition of the peer group and benchmarks for purposes of analyzing LP’s competitive position with respect to executive compensation, market survey data supporting compensation packages for new and existing executive officer positions, and the effect of SEC rules on LP’s disclosures regarding the committee and executive compensation in LP’s proxy statements.

Members of LP’s management, including its Chief Financial Officer, Vice President, Human Resources, and Vice President, General Counsel and Corporate Secretary, generally attend each Compensation Committee meeting. However, no LP officers or employees attend the executive sessions held by the committee in conjunction with each of its regular quarterly meetings, and LP executives are excused during committee discussions and determinations regarding their individual compensation.

In connection with its review and approval of various elements of LP’s executive compensation program, the Compensation Committee reviews and analyzes appropriate information prepared by the committee’s outside consultant and LP’s management, including compensation benchmark data compiled by Frederic Cook, quarterly reports provided by management regarding stock transactions and ownership levels of LP’s executive officers, descriptions of perquisites provided to executive officers, and profiles for each executive officer showing a breakdown of key components of executive compensation and total amounts paid or accrued by LP.

Members of LP’s management, including its Chief Executive Officer, Chief Financial Officer, and Vice President, Human Resources, made recommendations to the Compensation Committee concerning various elements of LP’s compensation program during 2011, including elements of the program that apply to executive officers. Such recommendations related to base salary levels for LP’s executive officers and target bonus amounts under the Cash Incentive Plan, the allocation between corporate performance goals and individual performance goals for the target bonuses, identification and calculation of the corporate performance goal, and establishment of individual performance goals for each executive officer. Those members of management also made recommendations regarding the terms, size, and value of proposed grants of restricted stock and stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan. LP’s Chief Executive Officer provides the committee with an evaluation to assist the committee in assessing the performance of executive officers other than himself, as described under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis—Achievement of Performance Goals for 2011” on page 27.

Environmental and Compliance Committee

The Environmental and Compliance Committee, which met four times during 2011, is responsible for reviewing the effectiveness of LP’s environmental management systems and ethics and compliance programs, product quality management systems, other legal compliance programs, and non-financial compliance audit work performed by LP’s internal audit group. The Environmental and Compliance Committee receives quarterly written reports directly from functional leaders responsible for compliance, including the Vice President of Environmental Health & Safety, the Director of Internal Audit Department, the Director of Quality, and the Director of Compliance. Additionally, these leaders report in person annually to the committee on a rotating basis and are generally available for other committee meetings as needed. The Director of Compliance is a regular participant in committee meetings. The Environmental and Compliance Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”), which met three times in 2011, is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors qualifications for membership on the Board, including standards of independence for outside directors. The Nominating Committee also considers and makes recommendations to the Board regarding the size and diversity of the Board of Directors and Board committees, the selection of candidates for director, and the compensation of directors, including annual retainers, meeting fees, deferred compensation, stock and option grants, and pension or retirement plans. It develops and recommends for consideration by the Board principles, guidelines, and procedures for other matters of corporate governance that may arise. The Nominating Committee periodically reviews LP’s Code of Business Conduct and Ethics, which covers directors, officers and employees and addresses conflicts of interest, reporting of illegal or unethical behavior and related issues, and makes any recommendations to the Board for changes as it deems appropriate. It also oversees annual evaluations of the effectiveness of the Board of Directors, the operations of Board committees (including itself), and the contributions of individual directors.

Compensation for outside directors, including annual cash retainers, meeting fees, and annual equity-based grants, are described below under “Directors’ Compensation” on page 48. The Nominating Committee may request advice from Frederic Cook, the independent compensation consultant retained by the Compensation Committee, regarding the types and amount of compensation provided to LP’s outside directors.

Consideration of Director Nominees

LP’s corporate governance principles approved by the Nominating Committee and adopted by the Board provide that directors must be persons of integrity, with significant accomplishments and recognized business stature, who will bring a diversity of perspectives to the Board. Although the Board has not adopted a specific policy with regard to considering diversity in identifying director nominees, it believes that appropriate expertise, gender, cultural and geographical diversity should be reflected on the Board. Directors must also be able to commit the necessary time to prepare for and attend all regularly scheduled meetings of the Board and committees on which they serve, except when there are unavoidable business or personal conflicts. At least one outside director should have significant experience in the types of industries and business in which LP operates. The Nominating Committee uses the results of annual evaluations of the Board and Board committees in evaluating the skills and attributes desired in new director candidates. The Nominating Committee believes it to be desirable for all new outside directors (as is true of all current outside directors) to qualify as independent under the NYSE’s listing standards. Experience in some capacity with publicly traded companies is also a desirable attribute. Additionally, the corporate governance principles recognize that LP’s Chief Executive Officer will normally be a director and that other senior officers may be elected to the Board in appropriate circumstances as long as a majority of directors are independent as determined by the Board of Directors in accordance with the NYSE’s listing standards.

The Nominating Committee is authorized by its charter to retain a third-party search firm to assist in identifying director candidates. Ideally, each individual proposed as a director candidate will be known by at least one existing director who can assist in evaluating the candidate’s reputation for integrity and ethical conduct in business dealings.

As part of its annual self-assessment process, the Board and its committees determine the specific skill sets and necessary characteristics for an effective committee and the Board as a whole. If the Board, generally through the Nominating Committee, determines that a necessary skill set or perspective is absent, the Board will authorize an increase in the number of Board members. In the event of a vacancy resulting from retirement or this annual self assessment process, the Nominating Committee determines which skills should be sought in filling the vacancy and then each current director is asked to suggest names of potential director candidates based on the applicable criteria. As part of the process, the Nominating Committee considers a potential candidate’s ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Once the potential candidates are identified, the Nominating Committee designates one or more directors to screen each potential candidate for further consideration based on the relevant criteria.

Following that screening process, the Nominating Committee (or a subcommittee) conducts in-person or telephone interviews with candidates warranting further consideration. Following those interviews, the Nominating Committee recommends a candidate to the full Board for election, as well as alternative candidates that the Board may wish to consider.

The Nominating Committee will consider stockholders’ recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to LP at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, to the attention of the Chairman of the Nominating Committee. Stockholder-recommended candidates will be evaluated by the same criteria described above.

Stockholder Nominations for Election as Director

LP’s bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder’s intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the Board and must include the following:

•	The name and address of the stockholder and each proposed nominee;

•	A representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of any arrangements or understandings pursuant to which the nominations are to be made;

•	The signed consent of each proposed nominee to serve as a director if elected; and

•	Such other information regarding each nominee as would be required to be included in LP’s proxy statement if the person had been nominated by the Board of Directors.

The notice must be delivered at least 45 days prior to the first anniversary of the initial mailing date of LP’s proxy materials for the preceding year’s annual meeting. For the 2013 annual meeting, this notice must be received by LP no later than January 31, 2013.

Communications Between the Board and Stockholders, Employees, or Other Interested Parties

LP will promptly forward to the Chairman of the Board any letter or other written communication sent to the Board or any individual director or group of directors, as long as the communication is delivered by certified mail or courier service addressed to LP’s Corporate Secretary at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, and contains the name and address of the sender. If the communication is addressed to an individual director, it will first be sent to that individual for a determination as to whether it relates to a personal matter rather than an LP or an LP Board matter. The Chairman of the Board, in his or her sole discretion, will determine how to handle each communication, including forwarding it for consideration by the full Board, the non-management directors or independent directors only, a Board committee, or an individual director.

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP as LP’s outside independent auditor to audit its consolidated financial statements for 2012. Although LP is not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the appointment in light of the results of its investigation.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, may make a statement.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has pre-approved all audit services provided by LP’s independent auditor, Deloitte & Touche LLP, for the years ended December 31, 2010 and 2011. The Audit Committee also pre-approved all audit-related and permissible non-audit services provided by LP’s independent auditor during 2010 and 2011 and concluded that the provision of those services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year. Each pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor must provide a statement that such service is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at its next scheduled meeting. Unless specified otherwise by the Audit Committee, the Chairman of the Audit Committee has been delegated pre-approval authority under the pre-approval policy.

The aggregate fees, including expenses, billed to LP for the years ended December 31, 2010 and 2011 by LP’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follows:

	2011	2010
Audit Fees	$1,684,500	$1,748,000
Audit-Related Fees	213,000	213,000

Total Audit and Audit-Related Fees	1,897,500	1,961,000
Tax Fees	21,910	67,535
All Other Fees	1,500	1,500

Total Fees	$1,920,910	$2,030,035

Audit Fees.  Includes fees for audit services involving the audit of LP’s consolidated financial statements, review of interim quarterly statements, the audit of LP’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, any other procedures required to be performed by LP’s independent auditor in order to render its opinion on LP’s consolidated financial statements, and services in connection with statutory audits and financial audits for certain of LP’s subsidiaries.

Audit-Related Fees.  Includes any fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services pertaining to potential business acquisitions or dispositions, due diligence procedures related to debt or equity offerings, accounting consultations related to accounting, financial reporting, or disclosure matters not classified as audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities not classified as audit services, financial audits of employee benefit plans, and assistance with internal control reporting requirements. Audit-related fees for 2010 primarily include fees for audits of employee benefit plans and review of reports issued in connection with lender and regulatory requirements. Audit-related fees for 2011 primarily include fees for audits of employee benefit plans, review of reports issued in connection with lender and regulatory requirements and due diligence procedures.

Tax Fees.  Includes any fees for tax services, including tax compliance and planning services. Tax fees for 2011 and 2010 primarily include fees for assistance related to international and state tax services and preparation of tax form 990 related to certain of LP’s Health and Welfare Plans.

All Other Fees.  Amounts represent fees for a license to use a financial accounting technical research database.

The Board recommends a vote FOR the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as LP’s principal independent auditor (Item 2 on the proxy card).

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to corporate governance best practices and recognizes the interest of stockholders in executive compensation matters. We are providing our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as described in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters.

As described in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 19, we believe that our compensation packages provide competitive compensation that enables us to attract, retain and motivate a high-performance executive management team, link individual performance to corporate financial performance, and align the interests of management and stockholders by promoting ownership of LP common stock. For more details on our compensation philosophy, please read the “Compensation Discussion and Analysis” beginning on page 19 relating to our executive compensation programs, including specific information about compensation of our named executive officers for 2011.

On behalf of the stockholders, the Compensation Committee continually reviews our compensation programs and ancillary policies in addition to actual executive compensation. The Compensation Committee seeks to achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of the committee’s review, the following decisions were implemented for 2011:

•	Base salaries for our named executive officers were not increased (except in connection with Mr. Stevens’ promotion to Chief Operating Officer);

•	No matching contributions under the Executive Deferred Compensation program were made;

•

Compensation packages were modified and monitored with the assistance of our independent compensation consultant so that each executive officer is competitive with the median market value (50th percentile) total compensation for executives in comparable positions at companies in our Benchmark Data (as defined in “CD&A”, Review of Peer Group and Survey Data for Comparison Purposes, page 24);

•	The target value of annual long-term incentive grants to two named executive officers was reduced based on our benchmark analysis;

•	Our annual incentive compensation plans were aligned between our executives and all other employees to ensure unified achievement of our goals and objectives;

•

We placed a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals.

•	No awards under the Cash Incentive Plan were granted for 2011 performance.

•

We continued to provide only limited perquisites to our CEO and other executive officers that we believe provide direct benefits to LP, and discontinued the tax gross-up feature of the financial counseling perquisite beginning in 2012.

We believe that proper administration of our executive compensation programs should result in the development of a management team motivated to lead our company to improved fundamental financial performance in furtherance of the long-term interests of LP and its stockholders. For these reasons, we recommend that stockholders vote, on an advisory basis, “FOR” the following resolution:

“Resolved, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear under the heading “Compensation of Executive Officers” at pages 35 to 47 of this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the total votes cast on Item 3 at the annual meeting. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote. As this vote is an advisory vote, the outcome is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board of Directors do, however, intend to take the outcome of the vote into account in making future executive compensation decisions.

At LP’s 2010 annual meeting of stockholders, a majority of the votes cast on an advisory basis as to the frequency with which LP should conduct an advisory stockholder vote on the compensation of LP’s executive officers (a “say-on-pay” vote) were cast in favor of conducting a say-on-pay vote annually. Accordingly, LP presently intends to conduct a say-on-pay vote annually until the next required advisory vote on the frequency of say-on-pay votes.

OTHER BUSINESS

At the time this proxy statement was printed, management knew of no matters to be presented at the annual meeting other than the items of business listed in the Notice of Annual Meeting of Stockholders. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting on such matters in accordance with their judgment.

FINANCE AND AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit Committee and its individual members have met with management and LP’s independent auditor, Deloitte & Touche LLP, to review LP’s accounting functions and the audit process and to review and discuss LP’s audited consolidated financial statements for the year ended December 31, 2011. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards and all other legal, regulatory and corporate governance standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Deloitte & Touche has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communication with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte & Touche the firm’s independence.

Based on its review and discussions with management and LP’s outside auditor, the Audit Committee recommended to the Board of Directors that LP’s audited consolidated financial statements for the year ended December 31, 2011, be included in LP’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Archie W. Dunham, Chairman

E. Gary Cook

Kurt M. Landgraf

Colin D. Watson

HOLDERS OF COMMON STOCK

Five Percent Beneficial Owners

The following table provides information concerning the beneficial ownership of Common Stock by the persons known to LP to beneficially own 5% or more of the outstanding Common Stock:

Name and Address	Common Stock Beneficially Owned		Approximate Percent of Class
JHL Capital Group LLC	11,050,000	(1)	8.11%
900 N. Michigan Avenue, Suite 1340, Chicago, IL 60611

BlackRock, Inc.	10,252,703	(1)	7.52%
40 East 52nd Street, New York, NY 10022

Dimensional Fund Advisors L.P.	8,373,510	(1)	6.30%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746

Donald Smith & Co., Inc.	7,953,306	(1)	5.84%
152 West 57th, New York, NY 10019

Wellington Management Co.	7,941,899	(1)	5.83%
75 State Street, #1800, Boston, MA 02109

Van Eck Associates Corporation	7,554,000	(1)	5.54%
335 Madison Avenue—19th Floor, New York, NY 10017

(1)	As of 12/31/11.

Directors and Executive Officers

The following table summarizes the beneficial ownership of Common Stock of LP’s directors, nominees for director, and executive officers included in the Summary Compensation Table below:

Name	Common Stock Beneficially Owned As of March 5, 2012(1)	Approximate Percent of Class
Sallie B. Bailey	32,958	0.01%
E. Gary Cook(2)(4)	75,012	0.05%
Archie W. Dunham(2)(4)	306,204	0.22%
Daniel K. Frierson(2)(4)	58,465	0.04%
Richard W. Frost(2)(5)	2,138,950	1.56%
Lizanne C. Gottung(2)(4)	41,420	0.03%
Kurt M. Landgraf(2)(4)	56,147	0.04%
Dustan E. McCoy(2)(4)	71,006	0.05%
Richard S. Olszewski(2)(3)(5)	530,371	0.38%
Curtis M. Stevens(2)(5)	1,075,274	0.78%
Jeffrey N. Wagner(2)(3)(5)	545,669	0.40%
Colin D. Watson(2)(4)	47,808	0.03%
John W. Weaver(2)(4)	25,795	0.02%
All directors and executive officers as a group	5,005,079	3.65%

(1)	Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2)	Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 5, 2012, as follows: Mr. Cook, 51,885 shares; Mr. Dunham, 33,390 shares; Mr. Frierson, 40,296 shares; Mr. Frost, 1,831,086 shares; Ms. Gottung, 28,477 shares; Mr. Landgraf, 30,938 shares; Mr. McCoy, 51,564 shares; Mr. Olszewski, 411,998 shares; Mr. Stevens, 779,407 shares; Mr. Wagner, 446,735 shares; Mr. Watson, 39,002 shares; Mr. Weaver, 9,550 shares; and all current directors and executive officers as a group, 3,754,418 shares.

(3)	Includes shares held by the LP Salaried 401(k) and Profit Sharing Plan and beneficially owned as follows: Mr. Olszewski, 55 shares; and Mr. Wagner, 3,985 shares.

(4)	Includes restricted shares granted under the 2000 Non-Employee Director Restricted Stock Plan as to which the following directors have the power to vote: Mr. Cook, 11,722 shares; Mr. Dunham, 12,032 shares; Mr. Frierson, 11,380 shares; Ms. Gottung, 11,375 shares; Mr. Landgraf, 11,675 shares; Mr. McCoy, 11,380 shares; and Mr. Weaver, 5,695. Mr. Watson holds 13,280 restricted stock units that are not included in the amounts shown in the table because he does not presently have voting or disposition power over the shares issuable upon vesting of the units.

(5)	Includes restricted shares issued under LP’s 1997 Incentive Stock Award Plan as restricted stock awards, as to which the following executive officers have the power to vote: Mr. Frost, 0 shares; Mr. Olszewski, 59,086 shares; Mr. Stevens, 104,608 shares; and Mr. Wagner, 48,718 shares. Mr. Frost holds an additional 172,547 restricted stock units that are not included in the amounts shown in the table because they do not presently have voting or disposition power over the shares issuable upon vesting of the units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the NYSE by LP’s officers, directors, and certain other “reporting persons.” Based solely upon a review of copies of Forms 3, 4, and 5 (and amendments thereto) filed by LP’s reporting persons and written representations by such persons, to LP’s knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC’s rules governing proxy statement disclosures.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee (the “Committee”) has oversight of compensation policies designed to align compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2011.

Respectfully submitted,

Colin D. Watson, Chairman

Archie W. Dunham

Lizanne C. Gottung

Kurt M. Landgraf

Compensation Committee Interlocks and Insider Participation

During 2011, each member of the Committee was an independent director, and none of them were employees or officers or former employees or officers of LP. During 2011, none of LP’s executive officers served on the Board of Directors or Compensation Committee (or its equivalent) of any other entity, one of whose executive officers served on the Board of Directors or the Committee.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our policies and decisions regarding compensation of our named executive officers for 2011. Our named executive officers are our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and our other executive officers.

Executive Summary

Like many other companies, LP continued to face significant challenges in 2011 due to poor economic conditions. The overall economic environment, combined with the weak housing market, has created a difficult climate in which to provide appropriate incentives to be competitive and retain and motivate key employees. To address these conditions, we implemented changes that, while addressing the short-term economic conditions, were also supportive of our key strategic goals and objectives to support long-term value creation.

Committee Assessment of 2011 Performance

The Committee believes that management performed well in 2011 despite a very difficult market environment. We believe that management not only performed well, but is building a foundation for improved long-term performance. In establishing goals for 2011, we considered the key performance measures for the business given current market conditions. We approved a budget for the company that, while not projecting a profit, would preserve cash and business flexibility. While we did not meet our budgeted Adjusted EBITDA goal, we believe the company is doing the right things to position itself for the long-term benefit of our stockholders. The Committee did not increase any salaries or make any cash incentive award payments for the executive officers for 2011 performance. The only salary increase was in connection with the promotion of our former Chief Financial Officer to Chief Operating Officer and the resultant increase in his operational responsibilities.

Establishment of 2011 Total Direct Compensation

Under LP’s executive compensation program, total direct compensation consists of annual cash compensation and long-term equity incentive compensation.

Key Executive Compensation Decisions in 2011

As part of its ongoing review of our executive compensation program in comparison to developing trends, as well as in response to challenging economic conditions, the Committee took several important actions in 2011, including:

•	Base salaries for our named executive officers were not increased, with the exception of the previously mentioned promotion;

•	No matching contributions under the Executive Deferred Compensation program were made;

•

Compensation packages were modified and monitored with the assistance of our independent compensation consultant so that each executive officer is within a competitive range of the median market value (50th percentile) total compensation for executives in comparable positions at companies in our Benchmark Data (as defined in “CD&A”, Review of Peer Group and Survey Data for Comparison Purposes), page 24;

•	The target value of annual long-term incentive grants to two named executive officers was reduced based on our benchmark analysis;

•	Our annual incentive compensation plans were aligned between our executives and all other employees to ensure unified achievement of our goals and objectives;

•

Relative to the Cash Incentive Plan, the Committee made the decision that while the difficult market conditions prevail, even though the goals and objectives are difficult to obtain and are critical to the company’s success in the long term, future incentive awards paid out at greater than 100% of corporate target will likely need to be conditioned upon the achievement of net income from continuing operations.

•	No awards were granted under the Cash Incentive Plan for 2011 performance due to performance targets not being achieved.

•

We placed a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals.

•

We continued to provide only limited perquisites to our CEO and other executive officers that we believe provide direct benefits to LP. We discontinued the tax gross-up provision in the financial counseling perquisite beginning in 2012.

The Committee believed these measures were appropriate in light of the economic environment and uncertainty regarding the future outlook. Additional details regarding the Committee’s actions are described throughout the Compensation Discussion and Analysis.

Compensation Philosophy and Objectives

LP’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders. We believe that effective executive compensation programs are critical to LP’s long-term success.

In accordance with its charter, the Committee has adopted executive compensation policies that are designed to achieve the following objectives:

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

•	Retention. Attract and retain executives whose abilities are considered essential to our long-term success and competitiveness.

•

Focus on Long-Term Success and Stockholder Alignment. Reward executives for long-term strategic management and enhancement of stockholder value. Align the long-term financial interests of our executives with those of stockholders.

•	Reduction of Risk. Discourage executives from excessive risk-taking that could have a significant negative effect on the company.

Appointment and Hire of Executive Officers

On November 3, 2011 the Board elected Mr. Curtis M. Stevens to the position of Executive Vice President and Chief Operating Officer. This election was made as part of the Company’s succession planning process and was effective on December 5, 2011. In connection with Mr. Stevens’ promotion, the Company conducted a search for a new Chief Financial Officer. On November 3, 2011, the Board elected Ms. Sallie B. Bailey as Executive Vice President and Chief Financial Officer, effective on Ms. Bailey’s hire date of December 5, 2011. In connection with Ms. Bailey’s election as Chief Financial Officer, the Committee undertook reviews and assessments of compensation peer group market data, our prior Chief Financial Officer’s compensation components and levels, and competitive market practices related to Chief Financial Officer compensation, in each case with the assistance of the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”). Details on the specific terms of compensation for Mr. Stevens and Ms. Bailey follow.

Upon being hired, Ms. Bailey became entitled to an annual base salary of $410,000 and to participate in the company’s annual cash incentive and long-term equity incentive plans commencing in 2012. In connection with her hire, Ms. Bailey’s target annual opportunity under the annual cash incentive plan for 2012 was established at 55% of her base salary and her award value under the long-term equity incentive plan for 2012 was established at 150% of her base salary. The Committee believes this initial level of compensation is appropriate for Ms. Bailey given her leadership and business knowledge and experience.

In addition to her initial compensation package, Ms. Bailey received a one-time sign-on bonus in the gross amount of $25,000 and a one time special grant of 20,000 stock-settled stock appreciation rights and a time-based restricted stock award covering 10,000 shares of restricted stock. The sign-on bonus must be repaid if Ms. Bailey voluntarily terminates employment or is terminated for misconduct in the first year of her employment with the Company. The SSARs will vest one-third per year over a three year period, and the restricted stock award has a three-year cliff vesting period.

The company will provide Ms. Bailey with relocation assistance, including a one-time cash payment of $30,000, less withheld taxes; reimbursement of expenses, including transportation and meals; reimbursement of covered new home purchase closing costs; company paid shipment of normal household goods and 60 days of storage; and reimbursements for house hunting trips and temporary housing.

Ms. Bailey is eligible to participate in certain benefit plans maintained by the company, including (i) a qualified 401(k) savings plan, under terms applicable to all salaried employees; (ii) a nonqualified deferred compensation plan, which is open to managers in level 1 and 2 of the Cash Incentive Plan and permits participants to defer up to 90% of eligible annual earnings; (iii) Company-paid life insurance equal to $1,200,000 and accidental death & dismemberment insurance equal to two times her base annual earnings; (iv) employee paid long-term disability insurance, which provides disability benefits of 60% of base salary in the event of disability; and company-paid short term disability benefits which provide a tiered benefit for up to 180 days of disability. Ms. Bailey is also eligible to participate in the Company’s Supplemental Executive Retirement Plan, which is described on page 40.

On December 5, 2011, the company, with Board approval, entered into a Change in Control Agreement with Ms. Bailey. Such agreement, which is described on page 31, does not include a tax gross-up provision.

In connection with his promotion to Chief Operating Officer, the Committee approved the following changes to Mr. Stevens’ compensation effective December 5, 2011: (i) annual base salary was increased from

$471,912 to $500,000; and (ii) annual target bonus under the Company’s cash incentive plan was increased to 65% (from 60%) of his base salary. The Committee believes the changes to Mr. Stevens’ compensation were appropriate given his extensive experience, prior performance and expanded responsibilities. The compensation package approved for Mr. Stevens positioned his compensation below that of the peer group market median.

On March 12, 2012, Mr. Richard W. Frost, our CEO, informed the Board of Directors that he will retire from the Company on May 31, 2012. In connection with Mr. Frost’s retirement, and in compliance with the Company’s Cash Incentive Plan, the Board of Directors approved the continued participation by Mr. Frost in the Company’s 2012 Cash Incentive Plan on a prorated basis for 2012. Such cash payment will be made only if the Company meets the performance thresholds of the Cash Incentive Plan.

The Board of Directors, on March 13, 2012, appointed Mr. Curtis M. Stevens as the Chief Executive Officer of the Company, effective May 4, 2012. Mr. Stevens is currently the Executive Vice President and Chief Operating Officer, a transition position that he has held since December 5, 2011. In connection with his promotion to CEO, the Board approved the following changes to Mr. Stevens’ compensation effective May 4, 2012: (i) annual base salary was increased from $500,000 to $650,000; (ii) annual target bonus under the Company’s cash incentive plan was increased to 100% (from 65%); (iii) an additional 2012 equity grant of $667,000 (one-third restricted stock and two-thirds SSARs), which is a weighted average of his compensation as COO and CEO at market median levels, (iv) an equity award at promotion of 300,000 performance shares. The vesting of these shares requires two parts: (a) 48 months service period, and (b) meeting corporate performance measures which are measured by stock price growth within certain time frames. The corporate performance measures are three equal tranches paid at the end of the service requirement conditioned on the following: the first tranche is earned if the stock trades for 20 consecutive days at or above $12 in the first 18 months; the second tranche is earned if the stock trades for 20 consecutive days at or above $18 in the first 36 months; the third tranche is earned if the stock trades for 20 consecutive days at or above $24 in the first 48 months.

Mr. Stevens’ stock ownership guideline requirement will increase from three times his base salary to five times his base salary.

The Compensation Committee of the Board of Directors believes that these compensation elements are commensurate with Mr. Stevens’ new role. They also believe that by putting more of Mr. Stevens’ compensation at risk, subject to performance levels, will be to the benefit of the Company’s stockholders. In addition, the Company is fortunate to retain Mr. Stevens, who has intricate knowledge of the Company and our industry in the role of Chief Executive Officer, which the Committee believes will allow the Company to move forward with no disruption in executing the Company’s key strategic goals and objectives to support long-term value creation.

Elements of Executive Compensation Program

For 2011, there were no new elements of compensation provided to the named executive officers. The following table provides information regarding the objectives and purposes of each element of the company’s executive compensation program:

Element	Objectives	Purpose	Target Competitive Position

Base salary	Attract and retain quality talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	Median of competitive market Actual base salary will vary based on the individual’s performance and experience in the position

Annual cash incentive	Pay-for-performance	Motivate and reward achievement of the following annual performance goals: • corporate key financial goals • other corporate financial and strategic performance goals	Median of competitive market Actual payout will vary based on actual corporate and business unit or individual performance

Long-term equity incentive	Stockholder alignment Focus on long-term success Pay-for-performance Retention

Provide an incentive to preserve and enhance stockholder value and to achieve our long-term objectives, through awards of:

•    restricted stock or restricted stock units

•    stock-settled stock appreciation rights (SSARs)

Median of competitive market Actual payout will vary based on actual stock performance Facilitate stock ownership by employees

Retirement benefits	Attract and retain quality talent	Provide retirement plan benefits through pension plans, 401(k) plan, SERP and other defined contribution plans consistent with market practice	Benefits comparable to those of competitive market

Element	Objectives	Purpose	Target Competitive Position

Post-termination compensation (severance and change of control)	Attract and retain quality talent	Facilitate attraction and retention of executives critical to our long-term success and competitiveness consistent with market practice	Subject to review and approval by the Committee to align with market practice

When setting compensation for our executive officers, the Committee considers total direct compensation, which consists of the base salary, annual target cash incentive, and long-term equity incentive compensation elements described above. While the Committee reviews each of these compensation elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements, other than to the extent that they affect total direct compensation. See “Total Direct Compensation” below.

Review of Peer Group and Survey Data for Comparison Purposes

To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compares our programs to those at other similar companies (peer group), as well as in relation to benchmark data from a broader group of general industry companies. In 2010, the Committee approved a new peer group selected from Forest Products and Building Products industry classifications. With the changing economic conditions, the former peer group had changed over time, with some companies exiting the business, and no longer provided an accurate comparison. We believe that companies in these two classifications reflect similarities in channels, business cycles, and manufacturing expertise, thus providing appropriate benchmark data. The peer group classification includes the following companies:

• American Woodmark • A. O. Smith • Armstrong World Industries • Builders Firstsource • Canfor • Gibraltar Industries • Griffon • Lennox International	• Norbord • Owens Corning • Quanex Building Products • Simpson Manufacturing • Universal Forest Products, Inc. • USG • West Fraser Timber Co. Ltd.

The peer group was developed in consultation with Frederic Cook without consideration of individual company compensation practices, and no company has been included or excluded from our peer group because they are known to pay above-average or below-average compensation. The Committee, in conjunction with its independent compensation consultant, will continue to periodically review the peer group, and the peer group will be revised as appropriate to ensure that it continues to represent similar North American organizations with which we compete for executive talent in the marketplace.

The compensation data provided to the Committee also includes size-appropriate compensation data extracted by the Committee’s independent compensation consultant from several independent survey sources. The survey data presents median compensation figures based on information from companies across a broad range of industries without reference to individual companies.

Frederic Cook reviewed three confidential, third-party surveys in order to benchmark LP’s executive compensation. All three surveys were “general industry” surveys, from which aggregate results were compiled using the appropriate revenue bands. Data were then interpolated to LP’s 3-year average revenue of approximately $1.4 billion (3-year average revenues were considered to account for significant volatility in revenues experienced in the industry over the last few years). A similar methodology was used for LP’s business unit executives using size-appropriate revenue bands and 3-year average LP business unit revenues. The survey participants were not considered on an individual basis and the names were not disclosed to the Committee. Additional information on each survey is below:

•	The first survey consisted of approximately 360 participants; data was collected from two revenue bands: $500 million—$1 billion and $1—$2.5 billion.

•	The second survey consisted of approximately 340 participants; data was collected from two revenue bands: less than $1 billion and $1—$3 billion.

•	The third survey consisted of approximately 1,270 participants; data was collected from two revenue bands: $500 million—$2 billion and $2—$5 billion.

The results from the three surveys were then averaged and blended with peer group compensation data to develop a market consensus.

The compensation comparative data reviewed by the Committee for its deliberations in early 2011 regarding compensation for the coming year was based 50% on information from the then current peer group and 50% on survey data (benchmark data). The benchmark data compared each executive’s base salary, total cash compensation opportunities (salary and target cash incentive award opportunities), and total direct compensation opportunities (salary, target cash incentive award opportunities, and equity-based awards) for 2011 against projections for 2011 of equivalent items for similar categories of officers from the peer group and survey data. The benchmark data was summarized at the 50th percentile (the target median) for each category of compensation. The Committee believes that use of blended benchmark data improves the quality of comparison because it may be difficult to identify an appropriate match for some officer positions within the peer group alone. In addition, the blended benchmark data reflects the broader industries with which LP competes for management talent.

Total Direct Compensation

In setting 2011 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on total direct compensation, which consists of annual cash compensation (base salary and annual target cash incentive) and long-term equity incentive compensation (restricted stock/restricted stock units and stock options/SSARs). The Committee considers annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Consistent with its approach to total direct compensation, the Committee established 2011 targets for the named executive officers. The Committee evaluates both market data provided by Frederic Cook and information on the performance of each executive officer for prior years. In order to remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation elements, including our Chief Executive Officer, are compared to the median of the benchmark data described above. In order to reinforce a “pay-for-performance” culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that comparing target levels to the median and providing incentive compensation opportunities that will enable executives to earn above or below target compensation depending on whether they deliver above-target or below-target performance on their established goals, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay-for-performance” culture. While the total direct compensation targets established were appropriate in comparison to the benchmark data reviewed, the economic environment led to the Committee’s decision to not increase salaries for our executive officers for 2011.

The total direct compensation targets for 2011 for our named executive officers are listed below.

Name	Position	2011 Total Direct Compensation Target
Richard W. Frost	Chief Executive Officer	$3,470,000
Curtis M. Stevens	Chief Financial Officer(1)	$1,605,059
Richard S. Olszewski	Executive Vice President, Specialty Products and Sales and Marketing	$1,178,100
Jeffrey N. Wagner	Executive Vice President, OSB	$1,041,863

(1)	This reflects the target for Mr. Stevens in his role as Chief Financial Officer prior to his promotion to Chief Operating Officer effective December 5, 2011. No total direct compensation target was established for Ms. Bailey for 2011.

The 2011 total direct compensation target amounts differ from the amounts set forth in the Summary Compensation Table because:

•

Adjustments to base salaries, if any, generally occur as of March 1 of each year, while the Summary Compensation Table includes salaries for the calendar year. There were no base salary increases for 2009, 2010, or 2011 (other than in connection with Mr. Stevens’ promotion to Chief Operating Officer effective December 5, 2011,

•	Annual cash incentive compensation is reflected at the target level, while the Summary Compensation Table reflects the actual payouts for 2010. There were no cash incentive payouts for 2011.

As shown in the tables on pages 35-37 performance-based compensation (annual cash incentive, restricted stock units, restricted stock and SSARs) constituted a significant portion of our named executive officers’ total direct compensation targets. Similarly, a large percentage of the total direct compensation targets were in the form of equity (restricted stock, restricted stock units, and SSARs).

Annual Cash Compensation

In order to attract and retain high caliber executives, we pay our executives an annual cash amount that is considered by the Committee to be competitive in the marketplace. The cash compensation is comprised of base salary and an annual cash incentive payment.

Base Salary.  Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments are generally effective on March 1 of each year. In determining individual salaries, the Committee considers the market levels of similar positions at our benchmark companies and survey data, the individual executive’s performance and experience in the position, and our salary increase guidelines. These guidelines permit annual salary increases depending on the executive’s individual performance during the prior year against results-based objectives established at the beginning of each year, and the executive’s leadership performance as measured against the following nine leadership competencies:

•	Propensity to Lead

•	Conceptual Thinking/Decision Making

•	Passion for Results

•	Adaptability

•	Learning Agility

•	Authenticity

•	Communication for Impact

•	People Management

•	Collaboration/Teamwork

In addition, executives and other employees may receive an additional increase if warranted because of promotion, retention concerns, or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the competitive median of our benchmark companies and survey data. Executives may be paid above or below the median depending on their experience and performance.

The base salaries paid to our named executive officers in 2011 can be found in the Summary Compensation Table below.

Annual Cash Incentives.  Consistent with our compensation objective to support a performance-oriented environment, our executive compensation program includes an annual cash incentive program to motivate and reward executives for their efforts in achieving our annual financial performance objectives and individual performance goals.

Target Payout Levels.  The target level for these annual payments is a percentage of the executive’s base salary, which is compared to the target median of the benchmark data described above and is set as described under “Total Direct Compensation.” The range of possible payouts is expressed as a percentage of the target level and is determined based on competitive factors and the goal of encouraging a performance-oriented environment. The range of possible payouts for 2011 was 0 -100% of the target payment amounts as follows:

Target Payment Amount
Chief Executive Officer	75% of base salary
Chief Operating Officer(1)	60% of base salary
Other Named Executive Officers	55% of base salary

(1)	This reflects the target for Mr. Stevens in his role of Chief Financial Officer prior to his promotion to Chief Operating Officer effective December 5, 2011. In connection with his promotion, Mr. Stevens’ target payment amount was increased to 65% of his base salary. Ms. Bailey was not eligible to participate in the Cash Incentive plan for 2011.

Establishment of performance goals.  Under the program, the annual cash incentive is dependent on performance measured against corporate goals and individual goals established by the Committee and communicated to participants at the beginning of each year. These performance goals are derived from the financial and strategic goals of the company.

Each year, the Committee determines the appropriate split between corporate and individual performance goals. For 2011, the Committee established a 60/40 split between corporate and individual goals. The Committee established this allocation to strike an appropriate balance between aligning the executives with our overall corporate objectives and with individual accountability for each executive’s area of responsibility.

For the five years, 2007—2011, performance exceeded the target level two times and was below the target level three times. We achieved the maximum performance level in only one year, 2009. However, due to market conditions, the Committee, on management’s recommendation, paid no annual incentive for 2009. From 2007 through 2011, total payout percentages (including individual performance goals) for the current named executive officers (other than Ms. Bailey) ranged from 0% to 133% of the participant’s target award opportunity, with an average payout percentage over the past five years of 51%. In 2011, the Committee determined that future incentive awards paid out at greater than 100% of corporate target will likely need to be conditioned upon the achievement of net income from continuing operations.

Achievement of Performance Goals for 2011

Corporate key financial goal.  In 2011, to continue to drive participant behavior to meet key strategic goals, LP’s annual cash incentive plan focused on EBITDA, defined as income (loss) from continuing operations before interest expense, taxes, depreciation and amortization (“EBITDA from continuing operations”), as adjusted to exclude stock-based compensation expense, (gain) loss on sales or impairment of long lived assets, other operating charges and credits, other-than-temporary investment impairment, early debt extinguishment, and investment income (“Adjusted EBITDA”). No amounts would be payable under either the corporate or individual components of target awards unless the minimum threshold Adjusted EBITDA was achieved.

For the year ended December 31, 2011, LP’s Adjusted EBITDA from continuing operations was a loss of approximately $19 million, which was almost $99 million below the targeted amount for 2011. Information regarding Adjusted EBITDA for the year ended December 31 2011, including a reconciliation to loss from continuing operations calculated in accordance with generally acceptable accounting principles, is set forth in LP’s Form 10-K for the year ended December 31, 2011. The current housing market continues to remain significantly below historical averages.

Individual performance goals.  The Compensation Committee establishes individual performance goals under the Cash Incentive Plan that are intended to challenge the executives to meet or exceed the objectives for the business unit or staff functions for which they have responsibility. Following the end of the year, the executive’s performance is analyzed to determine whether performance toward the goals was above target, on target or below target. Following a recommendation from our Chief Executive Officer (other than for himself), the Committee then determines a payout percentage for the executive based on this performance assessment. The Committee has the authority, in its sole discretion, to reduce or eliminate the payout of annual cash incentives, despite its determination that performance was at or above target levels, if it finds that paying the awards would result in undue hardship to the company or is not in the best interests of the company.

The individual performance goals established for our Chief Executive Officer for 2011 were to

•	Meet or exceed budgeted Adjusted EBITDA targets for 2011.

•	Exceed budgeted cash position exclusive of interest.

•

Set the “tone at the top” for the highest ethical standards for the company; oversee compliance, safety, internal audits and quality strategy; and assure that LP’s approach to internal controls, ethics and disclosure are aligned and consistent.

•	Lead the efforts for succession planning for all senior management positions to ensure that plans are in place to meet both short-term and long-term goals of the organization.

The individual performance goals established for Mr. Stevens, in his capacity as our Chief Financial Officer, for 2011 were to:

•	Meet or exceed budgeted Adjusted EBITDA targets for 2011.

•	Exceed budgeted cash position exclusive of interest.

•

Set the “tone at the top” for the highest ethical standards for the company and ensure that LP remains in compliance with all financial covenants and has adequate liquidity to execute identified strategic plans.

•	Plan and begin modernization of IT Systems.

The individual performance goals established for our Executive Vice President of Specialty Products, Sales and Marketing for 2011 were to:

•	Lead efforts in Siding, Moulding, EWP and LP South America to meet or exceed specified EBITDA and cash targets.

•

Continue to grow volume per start rolling 4Q average in specialty products and VA OSB products while maintaining marketing and sales expenses at 2010 levels adjusted for wage and benefit inflation, sales incentive, and MIP bonus budgeting.

•	Provide executive co-leadership for the Customer Market Planning Team and the Customer Experience Team, meeting the objectives and metrics set forth for each team.

•	Meet or exceed safety targets and Lean Six Sigma cost savings targets for specialty businesses and South America. Support the introduction of Lean Six Sigma in Chile and Brazil.

•	Continue development planning and succession planning for high potential employees.

The individual performance goals established for our Executive Vice President of OSB (oriented strand board) for 2011 were to:

•	Meet or exceed specified OSB cash and EBITDA targets.

•	Lead Lean Six Sigma cost reduction improvements to meet or exceed cost savings targets for the OSB business.

•	Achieve or exceed incremental margin targets for value added OSB products.

•	Meet or exceed safety targets.

•	Support and drive quality initiative and development of strategic elements in quality for OSB.

•	Provide executive co-leadership for the Customer Market Planning Team and the Customer Experience Team, meeting the objectives and metrics set forth for each team.

The performance goals described above were based on financial targets, budgets, and operational goals for LP that the Committee believed could be achieved at the 100% level through strong performance by the executive or the company, as applicable, consistent with management’s expectations for 2011.

Our Chief Executive Officer provides the Committee with an assessment of each individual’s performance against established goals, other than for himself. At its meeting on February 2, 2012, Mr. Frost advised the Committee that he and the other named executive officers had not achieved LP’s Adjusted EBITDA target.

Payouts for 2011.  The following table summarizes the payout opportunities for our named executive officers (other than Ms. Bailey, who did not participate in the Cash Incentive Plan for 2011) and shows that there was no payout of annual cash incentives under the Cash Incentive Plan for 2011:

	Annual Incentive Target		Annual Incentive Maximum		2011 Annual Actual Incentive Payout
	% of Base Salary	Amount	% of Target	Amount	% of Target	Amount
Richard W. Frost	75%	$630,000	108%	$680,400	—%	$—
Curtis M. Stevens	60%	$283,000	108%	$305,640	—%	$—
Richard S. Olszewski	55%	$206,000	108%	$222,488	—%	$—
Jeffrey N. Wagner	55%	$182,000	108%	$196,560	—%	$—

The Committee approved no payments under the Cash Incentive Plan and accepted management’s recommendation that no changes be made in base salary levels (other than in connection with Mr. Stevens’ promotion to Chief Operating Officer) for LP’s executive officers for 2012, the fourth year in a row, due to the current economic environment.

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment, and offering competitive compensation packages.

The Committee (in its capacity as the subcommittee for purposes of complying with Section 162(m) of the Internal Revenue Code and insider trading laws) has determined that awards to executive officers under the Stock Award Plan will be one-third in the form of restricted stock or restricted stock units and two-thirds in the form of stock appreciation rights, based on the relative grant date fair values of the two types of awards.

Our primary product is OSB, which is subject to commodity pricing pressures that also have a major influence on our stock price. As a result, stock appreciation rights may have little or no economic value for substantial periods of time when market prices drop below the exercise or base price of the awards, while restricted stock will normally retain a substantial amount of its value, thereby serving as a significant executive retention tool. On the other hand, stock appreciation rights have a greater sensitivity to changes in our stock value, thereby aligning the interests of executives more closely with those of our stockholders.

When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee takes into account the competitive range of the market median data provided by Frederic Cook, individual responsibilities and market factors, as well as total direct compensation, compensation mix, and market practices. For grant purposes, the Committee used discretion in determining the grants, taking into account the Black-Scholes pricing model, the number of shares available for grant and the burn rate (defined as number of shares granted on an annual basis), the value of the grant compared to previous grants, and the market median for competitive positions.

In 2011, the equity awards were as follows:

2011 Equity Value Granted
Richard W. Frost	$2,000,000
Curtis M. Stevens	$850,000
Richard S. Olszewski	$475,000
Jeffrey N. Wagner	$400,000

We will periodically review the valuation method used to calculate the value of equity-based awards. For several years including 2011, the Committee has relied on the Black-Scholes valuation method. In future years, it may consider alternative valuation methods. Information regarding restricted stock, RSUs, and SSARs granted to our named executive officers can be found under “Summary Compensation Table” and “Grants of Plan-Based Awards” for 2011 at pages 35 and 37, respectively.

Retirement Benefits

LP’s retirement plans are designed to provide retirement benefits at a competitive level compared to the benchmark data and the general manufacturing industry and to serve as a significant retention tool in light of the cyclical nature of LP’s commodity business. All full-time salaried U.S. employees participate in LP’s 401(k) Plan and, if hired prior to January 1, 2010, LP’s Retirement Account Plan. Employees who are in the top two levels of LP’s management, including executive officers, participate in LP’s Executive Deferred Compensation Plan. Under the plan, participants may defer the receipt of up to 90% of base salary and annual bonuses for income tax purposes. In addition, the plan enables executives and other highly-compensated employees to obtain benefits comparable to those available under the 401(k) plan without being subject to the limits imposed by the Internal Revenue Code on tax-qualified plans.

In February 2009, LP suspended matching contributions under the Executive Deferred Compensation Plan, due to economic conditions and LP’s desire to conserve cash. In addition, annual contribution credits to the Retirement Account Plan were discontinued effective January 1, 2010.

LP also maintains a Supplemental Executive Retirement Plan (SERP) that provides supplemental retirement pension benefits to selected senior executives. The SERP benefits generally do not vest until an officer has been a participant for five years, and are reduced by the value of employer contributions under LP’s other retirement plans and the Executive Deferred Compensation Plan, as well as a portion of a participant’s Social Security benefits.

Additional information about LP’s retirement plans is provided in connection with the Summary Compensation Table, the Pension Benefits table, and the Nonqualified Deferred Compensation table on pages 35 to 35. The Committee believes that the retirement benefit plans described above are important parts of our compensation program. These plans are consistent with those maintained by the benchmark companies and are therefore necessary in order to remain competitive with them for recruiting and retaining executive talent.

Additionally, these plans help encourage retention of our senior executives because their retirement benefits under these plans generally increase for each year they remain employed by us.

Other Compensation

We provide our executive officers with limited perquisites, consisting of health and life insurance benefits, personal estate and financial planning services provided by independent providers, and an executive health screening program where the Chief Executive Officer receives a comprehensive physical examination from an independent health care provider. The Committee believes that the good health of the CEO is important to the organization and helps minimize risk to the Company. The personal estate and financial planning program is designed to provide executives with access to knowledgeable resources that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their estate, financial and tax planning issues, thus facilitating a more productive use of the executive’s time, allowing for greater focus on company activities. The Committee eliminated the tax gross-up provision for the personal estate tax and financial planning beginning in 2012. An allowance was established, which has a capped amount, and is only available to those executives who are eligible for and use the financial planning services. Personal benefits provided to LP’s executive officers are discussed in more detail in note 5 to the Summary Compensation Table on page 35.

Executive Change of Control Agreements

Change of Control Employment Agreements with our executive officers (other than Ms. Bailey) entered into in 2008 provide for the payment of severance compensation and other benefits if the officer’s employment is terminated for specified reasons within three years following the occurrence of a change of control of LP. Such reasons include (a) termination by LP other than for cause and (b) termination by the officer because, among other things, his assigned duties, position, or authority are diminished in a material way, his compensation is substantially reduced, he is required to move his workplace more than 50 miles, or he has substantially increased travel requirements. Key severance benefits under the agreements include:

•	A cash payment in an amount equal to three times the sum of the officer’s annual base salary and the officer’s target bonus amount;

•	Enhanced benefits under LP’s retirement plans; and

•	Vesting of equity awards.

The Change of Control agreements include a “modified” excise tax gross-up, under which severance benefits can be reduced up to 10% to avoid any excise tax under Section 280G of the Internal Revenue Code (“280G”). If a larger reduction would be required to come within the 280G safe harbor, the agreements provide for LP to reimburse the employee in full for all 280G excise taxes and related income taxes imposed on the severance payments.

LP does not have any agreements or plans in place that would provide the named executive officers with severance benefits for termination unrelated to a change of control.

The Committee believes these agreements are important to motivate our named executive officers to continue to work in the best interests of LP and its stockholders in a potential change of control situation, and to evaluate any possible transactions with the maximum degree of independence and objectivity.

The terms of the agreements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” beginning on page 43.

In 2010, the Committee determined that any future Change of Control agreements shall not include excise tax gross-up provisions. Therefore, the Change of Control agreement for Ms. Bailey, which was entered into in 2011, does not contain such a provision. The other terms of Ms. Bailey’s agreement are consistent with those of the other four executive officers.

Executive Compensation for 2012

In determining policies and making decisions in relation to the compensation of the company’s executive officers subsequent to May 5, 2011, the Committee has considered the results of the stockholder advisory vote on executive compensation that was taken on that date, in which approximately 95% of the votes cast were votes to approve the compensation paid to the company’s named executive officers in 2010. The Committee views the results of the stockholder advisory vote as an endorsement of the Committee’s philosophy, objectives and methodology in relation to the compensation of the company’s executive officers. Accordingly, the Committee’s consideration of these voting results has not significantly affected the Committee’s approach, policies or decision in relation to the compensation of the company’s executive officers, although the committee continuously seeks to improve the Company’s compensation program. The Committee authorized an executive compensation program for 2012 that is designed to achieve our executive compensation objectives. Consistent with our pay-for-performance philosophy, a significant portion of the 2012 total direct compensation targets for the named executive officers consists of performance-based compensation in the form of annual cash incentives and long-term equity incentive compensation.

Base Salary:  In light of the current economic conditions, the Committee did not increase base salaries for 2012 except for Mr. Stevens. Base salaries remain at the levels established in February 2008, for Messrs. Frost, Olszewski and Wagner. In December 2011 Mr. Stevens’ base salary was increased to $500,000 in connection with his promotion to Chief Operating Officer and the Compensation Committee approved an increase to $650,000 effective May 4, 2012 to recognize his promotion to Chief Executive Officer. Ms. Bailey’s salary is the same as with her hire as Chief Financial Officer.

Name	Base Salary
Richard W. Frost	$840,000
Curtis M. Stevens	$650,000
Sallie B. Bailey	$410,000
Richard S. Olszewski	$374,000
Jeffrey N. Wagner	$330,750

Annual Cash Incentives.  In February 2012, the Committee also established objectives for 2012 annual cash incentives payable in 2013 to our executive officers. Depending on actual performance in 2012 against the financial and non-financial goals, 2012 incentive payments could range from zero to 100 % of the corporate portion and zero to 120% of the individual portion of the named executive officers’ target payments. For 2012, the Committee continued this reduced cap on the corporate performance portion of the incentive from 150 percent to 100 percent that was implemented in 2011.

As discussed in “Annual Cash Compensation—Annual Cash Incentives” above, the Committee sets the appropriate split between corporate key financial goals (Adjusted EBITDA in 2011) and individual performance goals each year. In 2012, incentive payments will be based 60% on corporate performance and 40% on attainment of individual goals. In addition, individual goals have been established for each named executive officer relating to his or her specific staff function or business unit. No payment of the individual portion of the bonus will be made to executive officers until the corporate threshold is achieved.

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment, and offering competitive compensation packages.

The Committee (in its capacity as the subcommittee for purposes of complying with Section 162(m) of the Internal Revenue Code and insider trading laws) has determined that awards to executive officers under the Stock Award Plan will be one-third in the form of restricted stock or restricted stock units and two-thirds in the form of stock appreciation rights, based on the relative grant date fair values of the two types of awards.

When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee takes into account the competitive range of the market median data provided by Frederic Cook, individual responsibilities and market factors, as well as total direct compensation, compensation mix, and market practices. Individual values are subject to a performance adjustment factor based upon the performance of the executive against identified performance goals and our business performance that increases or decreases the value based on these subjective assessments of the executive’s performance. The 2012 long-term equity values were established in February 2012 (except that Ms. Bailey’s long-term equity value was established in connection with her hire in 2011). For grant purposes, the Committee used discretion in determining the grants, taking into account the Black-Scholes pricing model, the number of shares available for grant and the burn rate (defined as number of shares granted on an annual basis), the value of the grant compared to previous grants, and the market median for competitive positions.

2012 long-term incentive equity plan award values decreased for all executives except Mr. Stevens and Ms. Bailey (whose award was established for 2012 as part of her offer of employment).

Name	2012 Award Values
Richard W. Frost	$1,000,000
Curtis M. Stevens(1)	$1,967,000
Sallie B. Bailey	$615,000
Richard S. Olszewski	$450,000
Jeffrey N. Wagner	$375,000

(1)	A special grant upon his promotion to CEO of 300,000 restricted stock is included in the amount listed. Such shares are subject to achieving performance goals and service requirements outlined on page 22.

Additional Policies and Guidelines Affecting Executive Compensation

Use of Independent Compensation Consultant.  The Committee engaged Frederic Cook as its independent consultant to assist it in determining the appropriate executive officer compensation in 2011 pursuant to our compensation policies described above. Frederic Cook had no other business relationship with LP and received no payments from us other than fees for services to the Committee. See “Corporate Governance—Compensation Committee” for additional information about the use of compensation consultants.

Timing of Long-Term Equity Grants.  Our policies and Stock Award Plan require options and SSARs to be granted with an exercise price at least equal to the closing price of our Common Stock on the date of grant. The Committee’s practice is to make equity awards at its first Committee meeting in a given year (generally in the last week of January or the first week of February). Committee meeting dates are set by the Committee at least one year in advance.

The Committee administers our Stock Award Plan, an amendment and restatement of which was approved by our stockholders in 2009. Three categories of stock grants have been made under the plan: annual grants, special grants and recruiting or retention grants. Annual grants are made each year at a meeting of the Committee, as described above.

Policy on Incentive Compensation Claw-back.  As described above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the authority to direct LP to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Committee intends to update its policies following the issuance of rules by the SEC to implement applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines.  We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our executive officers.

Executive officers are expected to own our Common Stock in an amount equivalent to a multiple of their annual base salary. The target amount is a number of shares equal in value to the following multiples of each officer’s annual base salary: for the Chief Executive Officer, five times; and for the other named executive officers, three times.

The Committee amended the guidelines in 2010 to include a provision whereby no shares of Common Stock may be sold by the executive officer until guidelines are achieved, except for shares withheld to cover taxes upon a vesting event. The guidelines also now provide that, until an executive officer meets the threshold ownership requirement, at least 40% of the after-tax proceeds received upon the exercise of stock options and SSARs must be held in the form of Common Stock and may not be sold. Restricted shares and restricted stock units granted under the Stock Award Plan that have not yet vested count toward the ownership guidelines, but shares subject to outstanding stock options and SSARs do not.

Our Insider Trading policy mandates that executive officers review transactions involving our securities with our Chief Financial Officer or legal department prior to entering into the transactions and prohibits a covered officer from engaging in transactions for the purpose of hedging the economic risk of his or her current or future ownership of shares.

Tax Deduction for Executive Compensation.  The federal income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executives (other than the chief financial officer) to $1,000,000 per year. An exception to this general rule exists for performance-based compensation that meets certain regulatory requirements. Several types of executive compensation, including option and SSAR awards to executive officers, are designed to meet the requirements for deductibility. Other classes of executive compensation, including the restricted stock grants described above, may be subject to the $1,000,000 deductibility limit.

Although tax deductibility of compensation is preferred, deductibility is not a primary objective of our compensation programs. In the view of the Committee, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Risk Assessment of Executive Pay Policies and Practices

The Committee conducted a review of LP’s pay practices in 2011 to determine if there were any policies and practices that would be reasonably likely to have a material adverse effect on the company. The review included non-executive and executive pay policies and practices. The non-executive pay practices were reviewed by LP’s Risk Council and reviewed by the Committee. In addition, the Committee reviewed executive pay policies and practices. The Committee’s independent consultant participated in that review and discussion. The Committee found no policies or practices that were reasonably likely to have a material adverse effect on LP and that the design of our programs encourages the achievement of both our short-term and long-term operational and financial goals.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the various elements of compensation paid to or earned by each of the executive officers named in the table for the three years ended December 31, 2011. No other individual served as an executive officer of LP during 2011. Cash incentive awards paid under LP’s Amended and Restated Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) are included in the “Non-Equity Incentive Plan Compensation” column, which covers non-equity awards that require the satisfaction of pre-established performance goals. No discretionary cash bonuses, which would have been shown in the “Bonus” column, were paid to the named executive officers in the years shown.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Richard W. Frost,	2011	$840,000	$—	$660,003	$1,339,999	$—	$971,498	$41,135	$3,852,635
Chief Executive Officer	2010	$840,000	$—	$497,973	$1,011,056	$800,000	$2,170,273	$38,834	$5,358,136
	2009	$872,308	$—	$272,634	$553,529	$834,750	$1,952,408	$53,377	$4,539,006
Curtis M. Stevens	2011	$473,532	$—	$280,500	$569,499	$—	$772,812	$30,934	$2,127,277
Executive Vice President, and Chief Operating Officer	2010	$471,912	$—	$280,315	$569,142	$360,000	$726,410	$31,798	$2,439,577
	2009	$490,062	$—	$315,793	$235,096	337,417	$862,797	$28,892	$2,270,057

Sallie B. Bailey(6)	2011	$23,654	$—	$88,560	$78,700	$—	$—	$—	$190,914
Executive Vice President and Chief Financial Officer	2010	$—	—	$—	$—	$—	$—	$—	$—
	2009	$—	—	$—	$—	$—	$—	$—	$—

Richard S. Olszewski	2011	$374,000	$—	$156,745	$318,252	$—	$365,967	$30,630	$1,245,594
Executive Vice President, Specialty Products, Sales and Marketing	2010	$374,000	$—	$189,483	$384,725	$260,000	$234,281	$30,572	$1,473,061
	2009	$388,385	$—	$81,572	$165,616	$267,410	$145,142	$27,136	$1,075,261

Jeffrey N. Wagner,	2011	$330,750	$—	$132,005	$267,999	$—	$499,283	$29,261	$1,259,298
Executive Vice President, Oriented Strand Board (OSB)	2010	$330,750	$—	$153,321	$311,293	$230,000	$424,689	$31,356	$1,481,409
	2009	$343,471	$—	$72,139	$146,463	$236,486	$407,882	$19,501	$1,225,942

(1)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to awards of bonus stock, restricted stock and incentive shares (restricted stock units) under LP’s 1997 Incentive Stock Award Plan (the “Stock Award Plan”). Assumptions used in calculating the fair value are described in Note 14 to LP’s audited financial statements included in its Annual Report on Form 10-K filed with the SEC on February 28, 2011 (the “2011 Form 10-K”), except that assumptions regarding forfeitures are ignored. Additional details regarding the terms of awards under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2011” and “Outstanding Equity Awards at December 31, 2011” beginning on page 37.

(2)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to grants of stock options and stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan. Assumptions used in calculating fair value are described in Note 14 to LP’s audited financial statements included in its 2011 Form 10-K, except that assumptions regarding forfeiture are ignored. Additional details regarding the terms of stock options and SSARs granted under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2011” and “Outstanding Equity Awards at December 31, 2011” beginning on page 37.

(3)	The amounts shown reflect the annual cash incentive awards under the Cash Incentive Plan based on performance for the year shown and paid in the first quarter of the following year.

(4)	Amounts shown in this column represent the aggregate increase in the actuarial present value of benefits under LP’s defined benefit retirement plans (the SERP and the Retirement Account Plan), based on the assumptions discussed in the table entitled “Pension Benefits for 2011” on page 39.

(5)	Amounts shown in this column for 2011 represent the sum of the amounts attributable to personal benefits and other items of compensation listed in the table below. In addition to the benefits listed below, LP provided medical, vision and dental insurance benefits.

(6)	The amount shown for Ms. Bailey in the Bonus, Stock Awards and Option Awards columns reflect one-time awards granted in connection with the commencement of her employment as Chief Financial Officer effective December 5, 2011.

	Richard W. Frost	Curtis M. Stevens	Richard S. Olszewski	Jeffrey N. Wagner	Sallie B. Bailey
Estate Planning Services(a)	3,500	—	—	—	—
Financial Planning Services(b)	$15,704	$15,832	$16,297	$15,594	—
Reimbursement of Income Taxes(c)	$9,007	$5,693	$5,861	$5,608	—
Life Insurance Premiums(d)	$8,024	$4,509	$3,572	$3,159	—
Annual Physical Expenses(e)	—	—	—	—	—
Employer Contributions to Defined Contribution Plans(f)	$4,900	$4,900	$4,900	$4,900	—
Relocation Assistance(g)	—	—	—	—
Total	$41,135	$30,934	$30,630	$29,261	$—
(a)	Officers may obtain reimbursement for estate planning services once every five years.

(b)	Executive officers are provided with financial and tax planning consulting services each year.

(c)	LP reimburses executive officers for the federal and state income taxes, based upon the applicable statutory withholding rate, payable on amounts included as W-2 compensation in connection with the cost of estate planning and financial planning services. The Committee discontinued this reimbursement beginning in 2012.

(d)	LP pays the annual group term life insurance premiums for coverage provided to each named executive officer in an amount equal to four times his annual base salary level.

(e)	LP pays for costs associated with an annual physical for the CEO, which is not covered under our medical program.

(f)	Prior to February 2009, LP made discretionary annual profit sharing contributions for each participant in its 401(k) Plan based on predetermined financial targets; annual matching contributions based on employee contributions into its 401(k) Plan; annual matching contributions based on employee contributions into its non-qualified Executive Deferred Compensation Plan (the “EDCP”); and annual supplemental and make-up credits contributed under the EDCP. These matching contributions were suspended effective February 1, 2009. In 2010 a partial matching contribution was reinstated in the qualified 401(k) Plan. Matching contributions under the EDCP were not reinstated. Benefits under the EDCP are described in greater detail under “Nonqualified Deferred Compensation for 2011” beginning on page 41.

(g)	Includes payment or reimbursement of relocation-related travel, meals, household moving and storage, temporary housing and new house purchase closing costs and expenses paid in 2011.

Grants of Plan-Based Awards for 2011

The table below provides information regarding annual cash incentive awards under the Cash Incentive Plan and grants of restricted stock and SSARs under the Stock Award Plan to LP’s executive officers during 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold(1) ($)	Target(1) ($)	Maximum(1) ($)	Threshold (#)	Target (#)	Maximum (#)
Richard W.	2/3/2011	$441,000	$630,000	$680,400
Frost	2/3/2011								235,986	$10.30	$1,339,999
	2/3/2011							64,078			$660,003
Curtis M.	2/3/2011	$257,973	$286,636	$424,221
Stevens(6)	2/3/2011								100,294	$10.30	$569,499
	2/3/2011							27,233			$280,500
Sallie B.	12/5/2011								20,000	$7.87	$88,560
Bailey	12/5/2011							10,000			$78,700
Richard S.	2/3/2011	$168,920	$206,000	$222,480
Olszewski	2/3/2011								56,047	$10.30	$318,252
	2/3/2011							15,218			$156,745
Jeffrey N.	2/3/2011	$127,300	$182,000	$196,560
Wagner	2/3/2011								47,197	$10.30	$267,999
	2/3/2011							12,816			$132,005
(1)	The table shows threshold, target and maximum payouts under awards made in 2011 under the Cash Incentive Plan. The threshold amount represents the amount payable assuming that the Adjusted EBITDA target was reached and individual performance goals were achieved at the [100%] level. The target amount represents a payout based on achievement of individual performance goals at the 100% level and attainment of the Adjusted EBITDA target, resulting in payment of 100% of the target award for corporate performance. The maximum amount represents a payout based on achievement of individual performance goals at the 120% level and attainment of the maximum Adjusted EBITDA target for purposes of 2010 awards, resulting in payment of 100% of the target award for corporate performance.

(2)	Reflects awards of restricted stock or restricted stock units under the Stock Award Plan. The awards will vest in full on the third anniversary of the date of grant, Vesting will accelerate upon a change of control of LP. Prior to vesting, participants have voting rights and receive cash dividends at the same rate as unrestricted shares of Common Stock. In the event of a stock split or stock dividend, the participant is entitled to receive additional restricted shares.

(3)	Reflects grants of SSARs which vest in three equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant. Vesting will accelerate upon a change of control of LP. Upon exercise, a participant will receive shares of Common Stock with a value equal to the difference between the base price and the market price on the date of exercise multiplied by the number of SSARs exercised.

(4)	The base price is equal to the closing sale price of the Common Stock on the NYSE on the date of grant.

(5)	The amounts shown represent the grant date fair value of the restricted stock and SSAR awards. Assumptions used in calculating the grant date fair value of SSARs are described in Note 14 to LP’s audited financial statements included in its 2011 Form 10-K, except that assumptions regarding forfeiture are ignored.

(6)	Reflects adjustments to Mr. Stevens’ payout opportunities under the Cash Incentive Plan made in connection with his promotion to Chief Operating Officer effective December 5, 2011. Potential payouts reflect award values which have been prorated to reflect Mr. Stevens’ promotion to Chief Operating Officer in December 2011.

(7)	Reflects a one-time awards granted to Ms. Bailey in connection with the commencement of her employment as Chief Financial Officer effective December 5, 2011.

Outstanding Equity Awards at December 31, 2011

The table below provides information regarding stock options, SSARs, restricted stock and incentive shares held by the named executive officers at December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) Exercisable (#)	Number of Securities Underlying Unexercised Options(1) Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)
Richard W. Frost	22,716	—		$8.10	1/25/2002	1/25/2012	260,855	$2,105,100
	72,100	—		$7.30	2/1/2003	2/1/2013
	37,000	—		$21.27	1/31/2004	1/31/2014
	80,000	—		$27.49	2/4/2005	2/4/2015
	113,950	—		$28.68	2/2/2006	2/2/2016
	222,730	—		$22.99	2/1/2007	2/1/2017
	472,660	—		$15.27	1/31/2008	1/31/2018
	380,551	190,275		$2.17	2/13/2009	2/13/2019
	91,579	183,157		$7.00	2/4/2010	2/4/2020
	—	235,986		$10.30	2/3/2011	2/3/2021
Curtis M. Stevens	39,000	—		$21.27	1/31/2004	1/31/2014	120,639	$973,557
	30,000	—		$27.49	2/4/2005	2/4/2015
	42,730	—		$28.68	2/2/2006	2/2/2016
	97,510	—		$22.99	2/1/2007	2/1/2017
	191,190	—		$15.27	1/31/2008	1/31/2018
	161,628	80,814		$2.17	2/13/2009	2/13/2019
	51,552	103,102		$7.00	2/4/2010	2/4/2020
	—	100,294		$10.30	2/3/2011	2/3/2021
Richard S. Olszewski	15,000	—		$19.02	10/2/2006	10/2/2016	79,878	$644,615
	66,200	—		$22.99	2/1/2007	2/1/2017
	128,560	—		$15.27	1/31/2008	1/31/2018
	56,930	56,930		$2.17	2/13/2009	2/13/2019
	34,848	69,694		$7.00	2/4/2010	2/4/2020
	—	56,047		$10.30	2/3/2011	2/3/2021
Jeffrey N. Wagner	7,066	—		$8.10	1/25/2002	1/25/2012	67,963	$548,461
	14,400	—		$7.30	2/1/2003	2/1/2013
	8,500	—		$21.27	1/31/2004	1/31/2014
	8,100	—		$27.49	2/4/2005	2/4/2015
	12,130	—		$28.68	2/2/2006	2/2/2016
	61,330	—		$22.99	2/1/2007	2/1/2017
	119,110	—		$15.27	1/31/2008	1/31/2018
	100,694	50,346		$2.17	2/13/2009	2/13/2019
	28,196	56,392		$7.00	2/4/2010	2/4/2020
	—	47,197		$10.30	2/3/2011	2/3/2021
Sallie B. Bailey	—	20,000		$7.87	12/5/2011	12/5/2021	10,000	$80,700
(1)	Reflects grants of stock options (with expiration dates in 2015 and earlier) and SSARs (with expiration dates in 2016 and later). Options and SSARs vest in three equal annual installments beginning on the first anniversary of the grant date and have a 10-year term.

(2)	Unvested awards of restricted stock and incentive shares held by LP’s executive officers at December 31, 2011 vest on the dates shown below:

	2/13/2012	2/4/2013	2/3/2014	12/5/2014	Total
Mr. Frost	125,638	71,139	64,078	—	260,855
Mr. Stevens	53,361	40,045	27,233	—	120,639
Ms. Bailey	—	—	—	10,000	10,000
Mr. Olszewski	37,591	27,069	15,218	—	79,878
Mr. Wagner	33,244	21,903	12,816	—	67,963
(3)	Based on the closing sale price of the Common Stock on the NYSE on December 31, 2011, $8.07 per share.

Option Exercises and Stock Vested During 2011

The following table provides information regarding exercise of stock options and vesting of incentive shares with respect to LP’s executive officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard W. Frost	—	—	43,220	$433,929
Curtis M. Stevens	—	—	17,480	$175,499
Richard S. Olszewski	—	—	21,750	$218,370
Jeffrey N. Wagner	—	—	15,890	$159,536

Pension Benefits for 2011

The following table shows the present value of accumulated benefits for each of the named executive officers under LP’s Supplemental Executive Retirement Plan (the “SERP”) and LP’s Retirement Account Plan, in each case assuming retirement by the executive at age 62. Amounts shown in the table were calculated as of a December 31, 2011 measurement date consistent with LP’s financial statements and using the same long-term rate of return, discount rate, rate of compensation increase, and mortality rate assumptions used in the financial statements. See Note 13 to LP’s audited financial statements included in its 2011 Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During 2011 ($)
Richard W. Frost	Retirement Account Plan SERP	16 16	$ 139,717 $8,635,095	N/A N/A
Curtis M. Stevens	Retirement Account Plan SERP	14 14	$ 140,408 $4,042,897	N/A N/A
Richard S. Olszewski	Retirement Account Plan SERP	5 5	$ 43,307 $ 791,705	N/A N/A
Jeffrey N. Wagner	Retirement Account Plan SERP	34 34	$ 133,132 $ 2,311,469	N/A N/A
(1)	At December 31, 2011, all named executive officers participating in the SERP and Retirement Account Plan were vested in their benefits thereunder (subject to early retirement reductions, if applicable). Ms. Bailey was not a participant in the SERP or Retirement Account Plan in 2011.

Supplemental Executive Retirement Plan

The SERP is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by LP’s Chief Executive Officer and a committee designated to administer the SERP. With the approval of the Compensation Committee, each of LP’s current executive officers participates in the SERP. Key features of the SERP include:

•

Vesting.  Participants are fully vested in their SERP benefits after participating in the SERP for five years. Vesting is accelerated in the event of the participant’s death or disability or a change of control of LP.

•	Retirement Age. The normal retirement age under the SERP is 62.

•	Annual Benefits. The annual benefit payable under the SERP to a participant who retires at the normal retirement age is equal to:

50% of the executive’s final average compensation

multiplied by

a fraction equal to: years of credited service (up to a maximum of 15)/15

For example, if a participant had final average compensation of $500,000 with ten years of credited service, his or her annual benefit (subject to reductions for other retirement benefits as described below) would be $166,667 calculated as: $500,000 x ..50 x (10/15).

•

Years of Credited Service.  Years of credited service under the SERP are equal to the participant’s years of service credited under the Retirement Account Plan discussed below. If a participant’s employment is involuntarily terminated within 36 months after a change of control of LP, he or she is credited with two additional years of service.

•

Final Average Compensation.  Final average compensation on an annual basis is equal to a participant’s compensation during the 60 consecutive months out of the last 120 months of employment in which the participant’s compensation was highest, divided by five. Compensation for this purpose includes base salary plus annual bonus paid to a participant or deferred under the Executive Deferred Compensation Plan (described below), but excludes all other benefits. If LP terminates a participant’s employment other than for cause or the participant terminates for good reason within 36 months after a change of control of LP, benefits under the SERP will be calculated based on the participant’s base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

•

Early Retirement Provisions.  Retirement benefits under the SERP are subject to reduction in the event of retirement before age 62. When a participant retires prior to age 55, his or her annual benefit as described above is reduced by a fraction equal to his actual credited years of service over the number of years of credited service the participant would have had at age 62. If a participant retires between age 55 and age 61, the amount of the reduction to his annual benefit as described above depends on whether the committee administering the plan approves the retirement. If the participant’s early retirement is approved by the committee, his or her annual benefit is reduced by 3% for each year prior to age 62. If the committee does not approve the participant’s early retirement, his or her benefit is reduced by 5% for each year prior to age 62 and is further reduced by a fraction equal to the participant’s actual years of credited service over the years of credited service the participant would have had at age 62. Termination of a participant’s employment by LP other than for cause or termination by a participant for good reason within 36 months of a change of control is treated as an early retirement with committee approval, regardless of the participant’s age.

•

Reductions for Other Retirement Benefits.  The annual benefits payable under the SERP are reduced by an amount equal to the sum of (1) 50% of the participant’s primary Social Security benefit determined at age 62 and (2) the value of employer contributions under LP’s other retirement plans and the Executive Deferred Compensation Plan.

•

Disability Benefit.  If a participant is unable to continue employment due to a disability, the benefit is calculated in the same manner as if the participant retired at age 62, and credit for years of service accrues during the disability.

•

Form of Payment.  The normal form of payment under the SERP is a single lump sum payment that is actuarially equivalent to a life annuity payable monthly in the amount of the monthly SERP benefit. Other forms of payment available under the SERP must also be actuarially equivalent to a life annuity payable monthly. All of the named executive officers have elected a lump sum payment. If the participant retires at age 62 or later, payments commence six months after retirement. If the participant retires prior to age 62, payments commence as of a date specified in advance by the participant but not earlier than age 62.

Of the executive officers included in the pension benefits table above, all are vested in their benefits under the SERP. As of December 31, 2011, Mr. Frost was age 60, Mr. Stevens was age 59, Mr. Olszewski was age 55 and Mr. Wagner was age 57. Accordingly, if they had retired as of that date, their benefits would have been subject to reduction as described under “Early Retirement Provisions” above.

Retirement Account Plan

Executive officers and other salaried employees of LP are eligible to participate in LP’s Retirement Account Plan. The Retirement Account Plan was frozen as to future contribution credits effective January 1, 2010. Plan balances will continue to accrue interest as described below. Key features of the Retirement Account Plan include:

•	Interest. Interest is credited daily on the cash balance in each participant’s account based on the U.S. Treasury bond rate for November of the prior year.

•	Vesting. Contributions under the Retirement Account Plan generally vest after three years of service (of at least 1,000 hours per year) to LP.

•	Form of Payment. Payment from the Retirement Account Plan may be made as an annuity payable over the lifetime of the participant, in a lump sum, or pursuant to other arrangements.

•	Other. The Retirement Account Plan does not provide for an offset for Social Security benefits.

Nonqualified Deferred Compensation for 2011

The following table summarizes information regarding participation by the named executive officers in LP’s 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).

Name	Executive Contributions in 2011(1) ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011(2) ($)
Richard W. Frost	$—	$—	$28,998	—	$720,426
Curtis M. Stevens	$—	$—	$(8,785)	—	$167,925
Richard S. Olszewski	$7,192	$—	$(1,014)	—	$73,485
Jeffrey N. Wagner	$—	$—	$6,753	—	$167,784
(1)	Amounts shown in this column are also included in salary in the Summary Compensation Table above.

(2)	Reflects employee contributions that were reported as salary in Summary Compensation Tables for years prior to 2011 as follows: for Mr. Frost, $327,758; for Mr. Stevens, $0.00; for Mr. Olszewski, $139,961; and for Mr. Wagner, $25,047.

All employees who are in LP’s top two levels of management and participate in its Retirement Account Plan and the profit sharing component of the 401(k) Plan are automatically participants in the Deferred Compensation Plan. Key features of the Deferred Compensation Plan include:

•	Deferrals. The Deferred Compensation Plan permits deferrals of up to 90% of a participant’s base salary and annual bonuses.

•

Matching Contributions by LP.  Through January 31, 2009, LP made matching contributions equal to 3.5% of a participating employee’s deferral amounts. In December 2008, LP’s management determined to suspend matching contributions effective February 1, 2009.

•

Supplemental Credit.  LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s profit sharing component of its 401(k) Plan if limits imposed under the Internal Revenue Code did not apply. The Retirement Account Plan supplemental credit ceased after 2009.

•

Make-up Credit.  LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s profit sharing component of its 401(k) Plan had the participant not deferred compensation. The Retirement Account Plan make-up credit was discontinued effective January 1, 2010 as a component of LP’s discontinuation of its defined benefit plan.

•

Vesting.  Participants are immediately vested in credits for their contributions and related earnings. Participants are vested in their rights to LP’s matching contributions and related earnings after two years of service to LP and are vested in their rights to supplemental and make-up credits and related earnings in accordance with the vesting schedule of profit sharing component of the 401(k) Plan. Participants will also become vested in LP’s matching contributions, supplemental credits, and make-up credits upon reaching age 65 or immediately upon death, disability, or termination within 24 months following a change of control of LP.

•

Form of Payment.  If a participant’s employment with LP is terminated for any reason, the participant is entitled to receive his vested plan account balances, either in a lump sum or in the form of an annuity over a period of up to 15 years as designated by the participant, in accordance with the terms and conditions set forth in the plan. Participants may also receive distributions prior to termination in the event of emergencies or as otherwise specified in the plan.

•

Earnings on Account Balances.  Amounts credited to participants’ accounts are adjusted to reflect amounts of income, gain or loss as if the amounts held in such accounts had been invested in investment funds designated under the Deferred Compensation Plan and selected by the participants. The following table shows investment choices made by participants in the Deferred Compensation Plan as of December 31, 2011 and annualized returns for each investment choice for 2011:

Fund	Performance
Artio International Equity	(23.34)%
T. Rowe Price Equity Income Fund	(0.72)%
T. Rowe Price Growth Stock Fund	(0.97)%
T. Rowe Price Mid-Cap Growth Fund	(5.30)%
T. Rowe Price Mid-Cap Value Fund	(4.82)%
PIMCO Total Return Fund	4.17%
Vanguard Institutional Index	2.09%
Oppenheimer Main St Sm C Y	(2.31)%
T. Rowe Price Balanced Fund	0.90%

Potential Payments Upon Termination or Change of Control

LP has not entered into employment agreements with its executive officers, except for the Change of Control employment agreements described below. Therefore, its executive officers are not generally entitled to severance benefits upon termination of employment in the absence of a change of control. A description of payments and benefits to be provided to LP’s executive officers under various circumstances involving termination of employment and/or a change of control follows.

Payments and Benefits upon Termination Prior to Change of Control

Upon termination of an executive officer’s employment for any reason prior to a change of control of LP, he or she is entitled to receive amounts earned while employed, as follows:

•	Payment of base salary through the date of termination.

•

Accrued vacation pay through the date of termination. Accrued vacation pay for LP’s current executive officers at December 31, 2011, was as follows: Mr. Frost, $80,769; Mr. Stevens, $48,077; Mr. Olszewski, $35,962; Mr. Wagner, $31,803; and Ms. Bailey, $31,538.

•

Other benefits, to the extent vested, required to be paid under the terms of any other plan, program or arrangement maintained by LP, including, without limitation, retirement benefits payable under LP’s Retirement Account Plan and SERP, as described under “Pension Benefits for 2011” on page 39, and benefits under the Deferred Compensation Plan, as described under “Nonqualified Deferred Compensation for 2011” on page 41.

The amounts listed above are referred to as “accrued obligations.”

If an executive retires with the approval of the Chief Executive Officer at age 60 or older, prior to year end, a pro rata share of his or her target award under the Cash Incentive Plan will be paid based on the date of termination. If an executive dies or if his or her employment is terminated due to disability, he or she will be paid his target award under the Cash Incentive Plan. Upon termination of employment due to death or disability, all awards of restricted stock or restricted stock units (incentive shares) will become fully vested (see “Market Value of Shares that have not Vested” column on page 38), but any stock options or SSARs that were not exercisable on the date of termination will be canceled. Vesting of equity-based awards is not accelerated upon termination for any other reason in the absence of a change of control. Vesting of certain benefits under the SERP and the Deferred Compensation Plan is accelerated upon death or disability, as described under “Pension Benefits for 2011” on page 39 and under “Nonqualified Deferred Compensation for 2011” on page 41.

The aggregate payments and benefits, in addition to accrued obligations, that LP’s named executive officers would have received, assuming termination upon death or disability on December 31, 2011, prior to the occurrence of a change of control, were as follows: Mr. Frost $3,423,700; Mr. Stevens, $1,560,678; Ms. Bailey $84,700, Mr. Olszewski, $1,055,074; and Mr. Wagner, $905,842, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2011 under the Cash Incentive Plan.

Change of Control Employment Agreements

In November 2007, the Compensation Committee approved new Change of Control Employment Agreements with Messrs. Frost, Stevens, Olszewski and Wagner, that became effective January 1, 2008. The agreements provide for compensation and benefits following a change of control of LP, including severance payments and benefits in the event the executive officer’s employment is terminated. In December 2011, the company entered into a Change of Control Employment Agreement with Ms. Bailey on terms consistent with the agreements entered into with the other four executive officers, except that Ms. Bailey’s agreement contains no excise tax gross-up provision (versus the modified gross-up provision contained in the earlier agreements.)

Term.  The agreements will terminate two years after LP gives the executive written notice. If a change of control of LP occurs prior to that date, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs. This three-year period is referred to as the “change of control period.”

Definition of Certain Terms.  Brief summaries of the definitions of certain terms used in the agreements are set forth below.

“Change of control” means:

•	The acquisition by a person or group of beneficial ownership of 20% of LP’s outstanding Common Stock or voting securities, with certain exceptions;

•

A change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated);

•	Completion of a reorganization, merger, consolidation or sale of substantially all the assets of LP, with certain exceptions; or

•	Approval by LP’s stockholders of a complete liquidation or dissolution of LP.

“Cause” means one of the following actions, as determined by the vote of at least 75% of the directors:

•	The willful and continued failure of the executive to substantially perform his or her duties after delivery of a written demand for substantial performance; or

•	The willful engaging by the executive in illegal conduct or gross misconduct that materially harms LP.

“Good reason” for purposes of an executive’s termination of his employment with LP means:

•	The executive’s position, authority, duties, or responsibilities are diminished;

•	Any failure by LP to comply with the compensation provisions of the agreement;

•	Transfer of the executive to a location more than 50 miles from the present location or a substantial increase in the amount the executive is required to travel; or

•	Any purported termination by LP of the executive’s employment otherwise than as expressly permitted by the agreement.

Payments and Benefits While Employed Following Change of Control

During the change of control period and for so long as a covered executive remains employed by LP (or its successor), he is entitled to:

•	Receive an annual base salary in an amount at least equal to 12 times his highest monthly base salary paid during the 12 months immediately preceding the change of control;

•	Be paid an annual cash bonus in an amount at least equal to the executive’s target bonus for the year in which the change of control occurs; and

•

Participate in all incentive savings and retirement plans, welfare benefit programs, personal benefits and paid vacation available to other peer executives on at least as favorable terms as those in place during the 120-day period immediately preceding the change of control.

In addition, all outstanding equity-based awards held by LP’s executive officers, including stock options, SSARs, restricted stock, and restricted stock units, will become vested or exercisable in full upon a change of control of LP. Also, under the SERP, each executive officer will be fully vested in all benefits whether or not he or she otherwise has five years of participation. See “Pension Benefits for 2011” on page 39. All agreements for equity awards granted prior to November 1, 2007, provide for reimbursement, on an after-tax basis, for any excise tax imposed under 280G on “excess parachute payments” that is directly attributable to acceleration of vesting or exercisability, plus any related federal, state and local income taxes. For subsequent equity award grants, a similar right of reimbursement is provided under the Change of Control Employment Agreements.

The annual base salary levels and target bonuses for LP’s current executive officers during 2011 are disclosed under “Executive Compensation—Compensation Discussion and Analysis beginning on page 19. Information regarding benefits provided to LP’s executive officers in addition to salary and cash incentive payments during 2011 appears in the Summary Compensation Table on page 35. If a change of control of LP had occurred on December 31, 2011, these salary and bonus levels and benefits would represent the minimum amounts that would have been payable to LP’s executive officers in each of 2012, 2013 and 2014, unless their employment was terminated during that three-year period.

The aggregate benefits and payments, in addition to accrued obligations, that LP’s named executive officers would have received assuming a change of control occurred on December 31, 2011, without termination of employment, were as follows: Mr. Frost $3,423,700; Mr. Stevens, $1,560,678; Ms. Bailey $84,700, Mr. Olszewski, $1,055,074; and Mr. Wagner, $905,842, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2011 under the Cash Incentive Plan.

Payments and Benefits Upon Termination Following Change of Control

The severance compensation and benefits payable under the Change of Control Employment Agreements upon the termination of an executive officer’s employment vary depending on the reason for termination, as described below.

Termination Without Good Reason; or by LP for Cause.  If an executive officer voluntarily terminates his or her employment other than for good reason, or LP terminates his or her employment for cause, during a change of control period, he or she will be entitled to payment or satisfaction by LP of all accrued obligations, but will not be entitled to any other severance or benefits.

Death or Disability.  If an executive officer dies or his or her employment is terminated due to disability during a change of control period, the officer or his or her legal representative will be entitled to payment of all accrued obligations and a pro rata amount of the officer’s target bonus for the year in which the change of control occurs, based on the number of days in the year prior to death or termination. The aggregate payments and benefits, in addition to accrued obligations, that LP’s named executive officers would have received, assuming death or termination due to disability on December 31, 2011, during a change of control period, were as follows: Mr. Frost $3,423,700; Mr. Stevens, $1,560,678; Ms. Bailey $84,700, Mr. Olszewski, $1,055,074; and Mr. Wagner, $905,842, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2011 under the Cash Incentive Plan. Assuming that the change of control and the termination due to death or disability occurred in the same year, these are the same amounts that an executive would receive upon a change of control without any termination, as described further under “Payments and Benefits While Employed Following Change of Control” above.

Termination for Good Reason; or Other than for Cause, Death or Disability.  If, during a change of control period, an executive’s employment with LP is terminated by LP (other than for cause, death or disability) or by the executive for good reason, he or she will be entitled to receive the following amounts in a lump-sum payment six months after termination:

•

Base salary through the date of termination (at a monthly rate at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of target bonus for the fiscal year in which the change of control occurred;

•	An amount equal to three times the sum of (x) annual base salary at such rate plus (y) target bonus amount;

•

The difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if employment continued for an additional three years and the actual vested benefit, if any, under those plans (including any enhancement under the terms of the SERP triggered by the change of control) at the date of termination; and

•	Interest on the amounts described above from the date of termination through the payment date.

The Change of Control Employment Agreements also provide for reimbursement of fees for outplacement services, financial counseling, estate planning and for the continuation of health, disability and life insurance benefits for three years. Executive Officer (other than Ms. Bailey) are also entitled to reimbursement for any excise tax imposed on benefits that constitute excess parachute payments, plus any related federal, state and local income taxes, subject to a “cut back” under which severance benefits can be reduced up to 10% to avoid any excise tax under Section 280G of the Internal Revenue Code (“280G”). If a larger reduction would be required to come within the 280G safe harbor, the agreements provide for LP to reimburse the employee in full for all 280G excise taxes and related income taxes imposed on the severance payments.

Acceleration of or increases to certain benefits under the terms of the SERP and the Deferred Compensation Plan that are triggered if an executive is terminated following a change of control are described under “Pension Benefits for 2011” on page 39 and “Nonqualified Deferred Compensation for 2011” on page 41.

Potential Pay-Outs to Current Executive Officers

The following table shows potential pay-outs under the Change of Control Employment Agreements and other LP benefit plans assuming that the employment of a current executive officer was terminated following a change of control of LP, either by LP for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on the last business day of 2011.

Name	Lump Sum Cash Severance Payment(1)	Increase in Present Value of Accumulated Retirement Benefits(2)	Welfare Benefits(3)	Other Benefits(4)	Value of Unvested Shares(5)	Value of Unvested Stock Options(6)	Estimated Excise Tax and Gross-Up Payments(7)	Total
Richard W. Frost	$5,040,000	$2,268,487	$51,939	$60,113	$2,105,100	$1,318,600	$2,919,052	$13,763,291
Curtis M. Stevens	$2,800,000	$1,256,072	$41,394	$63,995	$973,557	$587,122	$1,547,357	$7,269,497
Sallie B. Bailey	$1,968,000	$—	$37,209	$59,265	$80,700	$4,000	$—	$2,149,174
Richard S. Olszewski	$1,944,800	$1,026,575	$54,948	$61,892	$644,615	$410,460	$1,209,189	$5,352,479
Jeffrey N. Wagner	$1,719,900	$979,286	$37,346	$63,281	$548,461	$357,381	$1,117,159	$4,822,814
(1)	Represents the executive’s target bonus under the Cash Incentive Plan for 2011 plus an additional payment equal to three times the annual base salary level and target bonus.

(2)	Includes (a) enhanced benefits under the terms of the SERP based on the inclusion of two additional years of credited service and the use of final compensation (2011 base salary plus the average of annual cash incentive bonuses paid in 2009, 2010, and 2011) and (b) benefits under the Change of Control Employment Agreements equal to the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if the executive’s employment continued for an additional three years and the actual vested benefit, if any, at the date of termination.

(3)	Represents the estimated cost of continuing health, disability and life insurance coverage and other welfare benefits to the executive and his or her family at the same level as in place at December 31, 2011, for a three-year period.

(4)	Includes financial and tax planning services at the 2011 estimated annual cost for three years, outplacement services valued at $13,000, and estate planning services to which the executives are entitled valued at $3,500.

(5)	Represents the market value on December 31, 2011, of awards of restricted stock and incentive shares that were not vested on that date. See “Outstanding Equity Awards at December 31, 2011” on page 38 for additional information.

(6)	Represents the value of in-the-money stock options or SSARs that had not vested on December 31, 2011, based on the difference between the closing sale price of the Common Stock on the NYSE on that date, $8.07 per share, and the per share exercise price. See “Outstanding Equity Awards at December 31, 2011” on page 38 for additional information.

(7)	Represents the estimated amount required to be reimbursed under the Change of Control Employment Agreements for excise taxes imposed on benefits deemed to be excess parachute payments plus any related federal, state and local income taxes.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2011, regarding shares of Common Stock that may be issued under LP’s existing equity compensation plans and arrangements, all of which have been approved by LP’s stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by stockholders(1)	9,439,664	$12.78	4,682,280
Equity compensation plans or arrangements not approved by stockholders	—	N/A	—

Total	9,439,664		4,682,280

(1)	Equity compensation plans under which awards are currently outstanding and that were approved by LP’s stockholders include the 1997 Incentive Stock Award Plan (the “Stock Award Plan”), the 1992 Non-Employee Director Stock Option Plan, and the 2000 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The number of shares shown in column (a) as shares subject to outstanding awards include 1,961,537 shares subject to awards of restricted shares or restricted stock units (including incentive shares) outstanding on December 31, 2011. See “Outstanding Equity Awards at December 31, 2011” on page 38 and “Directors’ Compensation for 2011” on page 48 for additional information regarding the vesting of outstanding incentive and restricted share awards. The Stock Award Plan also authorizes the grant of restricted stock awards with such terms and conditions as the Compensation Committee deems appropriate, including provisions that such awards will be forfeited upon termination of a participant’s employment for specified reasons within a specified period of time or upon other conditions set forth in the award agreement. Also, 19,892 shares were available for future awards to non-employee directors under the Restricted Stock Plan.

DIRECTORS’ COMPENSATION

The following table summarizes compensation paid to LP’s outside directors for services during 2011.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
E. Gary Cook	$173,500	$40,000	$40,000	—	—	—	$253,500
Archie W. Dunham	$70,000	$40,000	$40,000	—	—	—	$150,000
Daniel K. Frierson	$52,500	$40,000	$40,000	—	—	—	$132,500
Lizanne C. Gottung	$54,000	$40,000	$40,000	—	—	—	$134,000
Kurt M. Landgraf	$56,750	$40,000	$40,000	—	—	—	$136,750
Dustan E. McCoy	$56,000	$40,000	$40,000	—	—	—	$136,000
Colin D. Watson	$67,490	$40,000	$40,000	—	—	—	$147,490
John W. Weaver	$52,500	$40,000	$40,000	—	—	—	$132,500
(1)	Each director of LP who is not an employee of LP or any of its subsidiaries, other than the Chairman of the Board, receives an annual retainer of $35,000. The Chairman of the Audit Committee receives an additional annual retainer of $10,000, while the Chairman of the Compensation Committee receives an additional annual retainer of $7,500. The Chairman of each other Board committee receives an additional annual retainer of $5,000 except the Chairman of the Board, who receives an annual retainer of $150,000 for service on the Board and Board committees. All outside directors also receive $1,750 for each Board meeting attended and $1,500 for each committee meeting attended, including telephone conference meetings. All fees are paid on a quarterly basis.

(2)	The amounts shown reflect the fair value as of the date of grant with respect to awards of phantom stock under LP’s 2011 Non-Employee Director Phantom Stock Plan. Assumptions used in calculating the fair value are described in Note 14 to LP’s audited financial statements included in its 2011 Form 10-K, except that assumptions regarding forfeiture are ignored. The plan provides for annual grants of phantom shares of Common Stock with a market value on the grant date of $40,000 (which equals the grant date fair value of such awards), or such lower amount as the Nominating Committee determines, to each non-employee director of LP. The phantom shares vest in full on the earliest to occur of five years following the grant date, upon the director’s death, disability or retirement (as defined), or a change of control of LP. If the director ceases to be a director before the restrictions lapse, the phantom shares are forfeited. Upon vesting, the director will receive a lump sum cash payment equal to the number of shares granted times then then current market value of the Common Stock. Prior to 2011, each director received restricted stock shares or units under the 2000 Non-Employee Director Restricted Stock plan. At December 31, 2011, LP’s outside directors held shares of restricted stock or restricted stock units as follows: Mr. Cook, 11,722 shares; Mr. Dunham, 12,032 shares; Mr. Frierson, 12,270 shares; Ms. Gottung, 11,375 shares; Mr. Landgraf, 11,675 shares; Mr. McCoy, 11,380 shares; Mr. Watson, 11,792 units; and Mr. Weaver, 5,695 shares.

(3)	The amounts shown reflect the fair value as of the date of grant with respect to grants of nonqualified stock options under LP’s 1992 Non-Employee Director Stock Option Plan. Assumptions used in calculating the fair value are described in Note 14 to LP’s audited financial statements included in its 2011 Form 10-K, except that assumptions regarding forfeiture are ignored. The plan provides for the automatic grant each year (with certain exceptions) of options to purchase shares of Common Stock to non-employee directors on the anniversary date of that director’s most recent prior grant. Each option granted under the plan entitles the holder to purchase that number of shares of Common Stock such that the award has an option value of $40,000, or such lower value as determined by the Nominating Committee, on the date of grant at an exercise price equal to 100% of the fair market value (as defined) of a share of Common Stock on the date of grant. Each option becomes exercisable as to 10% of the shares covered by the option every three months following the date of grant until vested in full. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change of control of LP. To the extent not fully vested, an option will become exercisable in full upon the director’s retirement as of the first annual meeting of stockholders after the director attains age 75. Each option expires 10 years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors. At December 31, 2011, LP’s outside directors held stock options as follows: Mr. Cook, 60,246 shares; Mr. Dunham, 41,751 shares; Mr. Frierson, 48,657 shares; Ms. Gottung, 36,838 shares; Mr. Landgraf, 39,299 shares; Mr. McCoy, 60,015 shares; Mr. Watson, 47,363 shares; and Mr. Weaver, 18,009 shares.

RELATED PERSON TRANSACTIONS

LP has adopted a policy requiring review by the Board of potential conflicts of interest, including transactions between LP and certain related persons. A written copy of the policy is available on LP’s website at www.lpcorp.com by clicking on “About LP,” then “Investor Relations,” then “Corporate Governance.”

Under the policy, a conflict of interest means any situation in which the personal interests of an employee, officer, or director are potentially in conflict with the interests of LP. The policy applies to all transactions between LP and business entities affiliated with LP’s officers and directors.

The policy requires potential conflicts of interest involving a member of the Board or LP’s Chief Executive Officer to be reviewed by the full Board. The policy requires potential conflicts of interest involving an executive officer (other than the Chief Executive Officer) to be reviewed by the Board and the Chief Executive Officer. Upon review of the conflict of interest, the Board or Chief Executive Officer, as applicable, is required to determine whether the transaction or relationship may proceed. Both disclosure of the potential conflict by the interested party and the results of any review by the Board or Chief Executive Officer are required to be communicated in writing. Approval of any transaction or relationship may be conditioned on implementation of safeguards, controls, or limitations on the individual’s involvement in the transaction or relationship. Ongoing conflicts are reviewed under the policy annually.

In addition, the Audit Committee’s charter provides that it will, on an annual basis and at such other times as may be requested by the Board, review completed and proposed transactions between LP and any current or former director or executive officer of LP (including transactions involving family members or affiliates of directors or executive officers). The purpose of the Audit Committee’s review is to help the Board determine if directors are independent, identify potential conflicts of interest, and identify related person transactions required to be disclosed in LP’s proxy materials under applicable SEC disclosure requirements. The Audit Committee in 2011 determined that there were no related person transactions that affect the independence of any of LP’s outside directors or that require disclosure in this proxy statement.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of LP in 2013, and who wishes to have the proposal included in LP’s proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of LP no later than November 17, 2012. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations in order to be eligible for inclusion in the proxy materials for that meeting.

LP’s bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year’s annual meeting, this notice must be received by LP no later than January 31, 2013. Such notice must include the information required by the SEC’s rules for stockholder proposals presented for inclusion in LP’s proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

GENERAL

The cost of soliciting proxies will be borne by LP. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of LP, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, or e-mail.

LP will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material.

LOUISIANA-PACIFIC CORPORATION 414 UNION STREET SUITE 2000 NASHVILLE, TN 37219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M41986-P22261	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LOUISIANA-PACIFIC CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors		☐	☐	☐
1.	Election of Class III Directors
Nominees:
01) Archie W. Dunham
02) Daniel K. Frierson
03) Curtis M. Stevens

Vote on Proposals

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2012.					☐	☐	☐

3.	Advisory vote on executive compensation.					☐	☐	☐

NOTE:	This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.

If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name appears hereon. If signing for an estate, trust, or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

LOUISIANA-PACIFIC CORPORATION

MAY 4, 2012

The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 A.M. on May 4, 2012, at Louisiana-Pacific Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee. Your voted proxy card should be detached and returned as soon as possible in the enclosed postage-paid envelope

Mark A. Fuchs

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M41987-P22261

LOUISIANA-PACIFIC CORPORATION

Proxy Solicited on Behalf of the Board of Directors

for Annual Meeting

May 4, 2012

The undersigned hereby constitutes and appoints E. Gary Cook, Kurt M. Landgraf, and John W. Weaver, each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation (“LP”), which the undersigned may be entitled to vote at the Annual Meeting of LP Stockholders to be held May 4, 2012, or at any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. By signing on the reverse, you acknowledge receipt of the 2012 Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and revoke all proxies heretofore given by you to vote at said meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to Be Held on May 4, 2012.

LOUISIANA-PACIFIC CORPORATION		Meeting Information
Meeting Type: Annual Meeting
	For holders as of:	March 5, 2012
Date: May 4, 2012 Time: 9:30 AM CDT
Location: Louisiana-Pacific Corporate Headquarters
414 Union Street
Suite 2000
Nashville, Tennessee 37219

LOUISIANA-PACIFIC CORPORATION 414 UNION STREET SUITE 2000 NASHVILLE, TN 37219		You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

M41998-P22261

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 22, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M41999-P22261

Voting Items

The Board of Directors recommends that you vote FOR the following:

1.	Election of Class III Directors

Nominees:

	01)	Archie W. Dunham
	02)	Daniel K. Frierson
	03)	Curtis M. Stevens

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2012.

3.	Advisory vote on executive compensation.

If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

M42000-P22261

M42001-P22261